Exhibit 4.2

Execution version

24 SEPTEMBER 2015

CRITEO S.A.
as Borrower

arranged by
BNP PARIBAS
CRÉDIT LYONNAIS (LCL)
HSBC FRANCE
NATIXIS
SOCIETE GENERALE CORPORATE & INVESTMENT BANKING

with
CRÉDIT LYONNAIS (LCL)
acting as Agent

EUR 250,000,000 MULTICURRENCY REVOLVING FACILITY AGREEMENT

Herbert Smith Freehills LLP

En accord avec les parties, les présentes ont été reliées par le procédé ASSEMBLACT R.C. empêchant toute substitution ou addition et sont seulement signées en dernière page.

31. Calculations and Certificates	76
32. Partial Invalidity	77
33. Remedies and Waivers	77
34. Amendments and Waivers	77
35. Confidential Information	80
36. Confidentiality of Funding Rates and RefereNce Bank Quotations	83
SECTION 11: GOVERNING LAW AND ENFORCEMENT	85
37. Governing Law	85
38. Jurisdiction	85
Schedule 1 The Original Lenders	86
Schedule 2 Conditions Precedent	87
Schedule 3 Utilisation Request	88
Schedule 4 Form of Transfer Agreement	89
Schedule 5 Form of Increase Confirmation	91
Schedule 6 Form of Compliance Certificate	93
Schedule 7 Form of Confidentiality Undertaking	94
Schedule 8 Timetables	98
Schedule 9 List of Approved Numbering Service Providers	99
Schedule 10 Existing Financial Indebtedness	100

THIS AGREEMENT is dated 24 September 2015 and made between:

(1)	CRITEO S.A., a société anonyme, whose registered office is at 32 rue Blanche, 75009 Paris, registered under number 484 786 249 RCS Paris (the "Borrower");

(2)	BNP PARIBAS, a société anonyme, whose registered office is at 16 boulevard des Italiens, 75009 Paris, registered under number 662 042 449 RCS Paris, as bookrunner and mandated lead arranger;

(3)
CRÉDIT LYONNAIS (LCL), a société anonyme, whose registered office is at 18, rue de la République, 69002 Lyon, France and whose administrative office is at 20 avenue de Paris, 94811 Villejuif, France, registered under number 954 509 741 RCS Lyon, as bookrunner and mandated lead arranger;

(4)	HSBC FRANCE, a société anonyme, whose registered office is at 103 avenue des Champs-Elysées, 75008 Paris, registered under number 775 670 284 RCS Paris, as bookrunner and mandated lead arranger;

(5)	NATIXIS, a société anonyme, whose registered office is at 30 avenue Pierre Mendès France, 75013 Paris, registered under number 542 044 524 RCS Paris, as bookrunner and mandated lead arranger;

(6)
SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING, the corporate and investment banking division of Société Générale, a société anonyme, whose registered office is at 29 boulevard Haussmann, 75009 Paris registered under number 552 120 222 RCS Paris, as bookrunner and mandated lead arranger;

(the parties listed in (2) to (6) above, whether acting individually or together the "Arrangers");

(7)
NATIXIS, a French société anonyme, whose registered office is at 30 avenue Pierre Mendès France, 75013 Paris, registered under number 542 044 524 RCS Paris, as coordinator and documentation agent (the "Coordinator and Documentation Agent");

(8)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the "Original Lenders"), and

(9)
CRÉDIT LYONNAIS (LCL), a French société anonyme, whose registered office is at 18, rue de la République, 69002 Lyon, France and whose administrative office is at 20 avenue de Paris, 94811 Villejuif, France, registered with under number 954 509 741 RCS Lyon, as agent of the other Finance Parties (the "Agent").

IT IS AGREED as follows:
SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
"Accounting Principles" means:

(a)	in respect of the Borrower and its Material Subsidiaries, generally accepted accounting principles in the jurisdiction where the relevant company has its seat or is incorporated; and

(b)	in respect of the consolidated financial statements of the Group, IFRS.
"Acquisition Drawdown" has the meaning given to this term in Clause 8.3 (Mandatory Prepayment - Disposals Proceeds).
"Acquisition Repayment Amount" has the meaning given to this term in Clause 8.5 (Mandatory Prepayment - Acquisition Drawdown).

"Adjusted Consolidated EBITDA" has the meaning given to this term is Clause 20.1 (Financial definitions).
"Affiliate" means:

(a)	in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

(b)	in the case of Natixis, any member of the BPCE group, the Banques Populaires group, the Caisses d'Epargnes group and Banque Palatine; and

(c)	in the case of Crédit Lyonnais, any Caisse Régionale du Crédit Agricole Mutuel or Crédit Agricole Corporate & Investment Bank.
"Agent's Spot Rate of Exchange" means the Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Paris foreign exchange market at or about 11:00 a.m. on a particular day.
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Availability Period" means the period from and including the Signing Date to and including the date falling one month prior to the Termination Date.
"Available Commitment" means a Lender's Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)
in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date, other than that Lender's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.
"Bank Levy" means the French tax levied pursuant to Article 235 ter ZE of the French tax code (code général des impôts), the United Kingdom tax levied pursuant to Section 73 of, and Schedule 19, to the United Kingdom Finance Act 2011, the German tax levied pursuant to the German Restructuring Fund Act (Restrukturierungsfondgesetz) or any other Tax of substantially similar nature, in force on the Signing Date, imposed by reference to the assets and liabilities of a financial institution, levied or imposed in any other jurisdiction.
"Base Currency" means euro.
"Base Currency Amount" means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) as adjusted to reflect any repayment or prepayment of the Loan.
"Borrowings" has the meaning given to this term is Clause 20.1 (Financial definitions).
"Break Costs" means the amount (if any) by which:

(a)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Paris and:

(a)	(in relation to any date for payment or purchase of euro) any TARGET Day; or

(b)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency.
"Cash" has the meaning given to this term in Clause 20.1 (Financial definitions).
"Cash Equivalent Investments" has the meaning given to this term is Clause 20.1 (Financial definitions).
"Code" means the US Internal Revenue Code of 1986.
"Commitment" means:

(a)
in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.
"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).
"Confidential Information" means all information relating to the Borrower, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(c)	information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(d)	any Funding Rate and Reference Bank Quotations.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in the form set out in Schedule 7 (Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.
"Consolidated Total Net Debt" has the meaning given to this term in Clause 20.1 (Financial definitions).
"Default" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
"Defaulting Lender" means any Lender:

(a)
which has failed to make its participation in a Loan available (or has notified the Agent or the Borrower (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation) unless:

(i)	its failure to pay is caused by:
(A)    administrative or technical error; or
(B)    a Disruption Event; and
payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question; or

(b)	with respect to which an Insolvency Event has occurred and is continuing.
"Disposal" means any sale, lease, licence, transfer or other disposal (including by way of contribution).
"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"EURIBOR" means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 11.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.
"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).
"Facility" means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the Signing Date.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"Fee Letter" means the agency fee letter between the Agent and the Borrower dated 30 July 2015 and any letter or letters dated on or about the Signing Date between any Finance Party and the Borrower (or the Coordinator and Documentation Agent) setting out any of the fees referred to in Clause 12 (Fees).
"Finance Document" means this Agreement, any Fee Letter and any other document designated as such by the Agent and the Borrower.
"Finance Lease" has the meaning given to this term in Clause 20.1 (Financial definitions).
"Finance Party" means the Agent, an Arranger or a Lender.
"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
"Funding Rate" means any individual rate notified by a Lender to the Agent pursuant to paragraph 11.4.1(B) of Clause 11.4 (Cost of funds).
"Group" means the Borrower and its Subsidiaries for the time being.
"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
"Impaired Agent" means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	(if the Agent is also a Lender) it is a Defaulting Lender; or

(c)	an Insolvency Event has occurred and is continuing with respect to the Agent;
unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)    administrative or technical error; or
(B)    a Disruption Event; and
payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
"Initial Margin" means 0.85 per cent. per annum.
"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 5 (Form of Increase Confirmation).
"Increase Lender" has the meaning given to that term in Clause 2.2 (Increase).
"Insolvency Event" means in relation to a Finance Party, that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 calendar days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 calendar days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Intellectual Property" means:

(a)
any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).
"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).
"Interpolated Screen Rate" means, in relation to any Loan, the rate (rounded to the same number of decimal places as to the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time for the currency of that Loan.

"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
"Lender" means:

(a)	any Original Lender; and

(b)	any entity (excluding, for the avoidance of doubt, any natural person) which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 23 (Changes to the Lenders),
which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
"Leverage" has the meaning given to this term in Clause 20.1 (Financial definitions).
"LIBOR" means, in relation to any Loan (other than a Loan in euro):

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 11.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
"LMA" means the Loan Market Association.
"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
"Local Financing Arrangements" means the local financing arrangements referred to in paragraph (f) of the definition of "Permitted Financial Indebtedness".
"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66⅔ percent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ percent. of the Total Commitments immediately prior to the reduction).
"Mandatory Cost" means in respect of each Lender and in respect of any Interest Period, the amount(s) payable (expressed as a percentage rate notified by the relevant Lender to the Agent prior to the last day of the relevant Interest Period) to the relevant authority or authorities in order to comply with any generally applicable requirements of any central bank (including the European Central Bank) or any other authority which replaces all or any of its functions, including all reserve or mandatory liquid asset costs or special deposit costs during that Interest Period and which is attributable to that Lender having entered into this Agreement or making any Loan.
"Margin" means the Initial Margin, subject to the adjustments made in accordance with Clause 9.4 (Margin adjustments).
"Material Adverse Effect" means a material adverse effect on:

(a)	the business or financial condition of the Group taken as a whole; and

(b)
the ability of the Borrower to perform and comply with its material obligations under the Agreement (including, but not limited to, its payment obligations and its obligations pursuant to Clause 20 (Financial Covenant)).

"Material Subsidiary" means:

(a)
any wholly owned subsidiary of the Borrower which (on a consolidated basis) accounts for at least seven per cent. of (i) the Group's consolidated Revenue ex-TAC or (ii) the Group's Adjusted Consolidated EBITDA; or

(b)	in each case any Holding Company of any such wholly owned subsidiary, provided that the aggregate consolidated Revenue ex-TAC and Adjusted Consolidated EBITDA of the Material Subsidiaries and the Borrower shall represent at least 75 per cent. of the Group's consolidated Revenue ex-TAC and Adjusted Consolidated EBITDA respectively (the "Threshold"), provided that if by the foregoing method of determination the Threshold cannot be reached, additional wholly owned Subsidiaries with the next highest percentage (even if such percentage is less than seven per cent.) of (i) the Group's consolidated Revenue ex-TAC or (ii) the Group's Adjusted Consolidated EBITDA, shall be included until the Threshold is reached (to the extent it is possible to reach the Threshold taking into account only wholly owned Subsidiaries of the Borrower).

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end, and the above rules will only apply to the last Month of any period.
"Net Disposal Proceeds" means an amount equal to the cash proceeds received by the Borrower or any other member of the Group, after deducting all (i) reasonable third party expenses, fees, underwriting discounts and commissions, (ii) taxes, and (iii) reasonable costs and expenses, in each case in connection with any Disposal.
"Net Proceeds" means an amount equal to the cash proceeds received by the Borrower or any other member of the Group, after deducting all (i) reasonable third party expenses, fees, underwriting discounts and commissions, (ii) taxes, and (iii) reasonable costs and expenses, in each case in connection with a New Debt Issue issued or raised pursuant to paragraph (o) of the definition of “Permitted Financial Indebtedness”.
"New Debt Issue" means the issuance of any unsecured loans, bonds, notes, debentures, loan stock or other debt instruments by the Borrower or any other member of the Group after the Signing Date.
"New Lender" has the meaning given to that term in Clause 23 (Changes to the Lenders).
"Non-Cooperative Jurisdiction" means a "non-cooperative state or territory" (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time.
"Optional Currency" means dollars and any other currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).
"Original Financial Statements" means:

(a)	the audited consolidated financial statements of the Group for the financial year ended 31 December 2014;

(b)	the audited financial statements of the Borrower for the financial year ended 31 December 2014; and

(c)	the unaudited financial statements of each Material Subsidiary for the financial year ended 31 December 2014.
"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Party" means a party to this Agreement.

"Permitted Disposal" means any Disposal:

(a)	made in the ordinary course of business of the disposing entity on an arm's length basis;

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(c)	of assets which are obsolete or surplus to requirements;

(d)	of cash or Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(e)	arising as a result of any Permitted Security;

(f)	by a member of the Group to any other member of the Group made on an arm's length basis;

(g)
under any receivables discounting programme, factoring programme or like arrangement (including any securitisation or similar programme) of any member of the Group permitted under paragraph (n) of the definition of Permitted Financial Indebtedness, in each case whether on recourse or non-recourse terms;

(h)	constituted by a licence of Intellectual Property for fair market value;

(i)	of any Intellectual Property on an arm's length basis (and provided that any Intellectual Property protecting the name "Criteo" may not be sold);

(j)
required by law or regulation or any order of any government entity made thereunder or any Disposal that, in the framework of any antitrust rules or competition merger control rules, has been imposed or has been undertaken as a remedy in order for an acquisition by a member of the Group to be cleared;

(k)
of any shares or all or any part of any business or assets acquired by any member of the Group within 12 months of the date of such acquisition, where the purpose of such Disposal is to dispose of non-core or non-strategic assets or to contribute or to dispose of, at arm's length, the business or assets to a Permitted Joint Venture, and subject to, where applicable, the provisions of Clause 8.3 (Mandatory Prepayment - Disposals Proceeds);

(l)	of any securities in the Borrower held by the Borrower to the extent such shares constitute all or part of the consideration for an acquisition by the Borrower or any other member of the Group;

(m)	of securities in any member of the Group in connection with share incentive schemes and stock options; and

(n)
where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any Disposal, other than any permitted under the paragraphs above) does not exceed the greater of (i) five per cent. of the consolidated assets of the Group, and (ii) EUR 50,000,000 (or its equivalent in another currency or currencies) in aggregate in any financial year.

"Permitted Financial Indebtedness" means Financial Indebtedness:

(a)	arising under the Finance Documents;

(b)
arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of business or in respect of Utilisations made in Optional Currencies, or any derivative transaction entered into in connection with protection against fluctuation in any rate or price where that transaction is entered into in the ordinary course of business or in respect of the interest payable under this Agreement;

(c)	arising under a Permitted Guarantee (including under or in connection with any counter-indemnity obligation in respect of a Permitted Guarantee);

(d)
of any person acquired by a member of the Group after the closing date which is incurred under arrangements in existence prior to or at the date of the acquisition, but not incurred or increased (other than by reason of the accrual of interest or premium) or having its maturity date extended in contemplation of, or since, that acquisition, and provided that Financial Indebtedness is repaid within six months after the date of that acquisition;

(e)	arising under a finance or capital lease or vendor financing the aggregate principal amount of which does not at any time exceed EUR 10,000,000 (or its equivalent in another currency or currencies);

(f)
incurred by any member of the Group incorporated in Brazil, Russia, India or China under any financing arrangements, provided that the aggregate outstanding principal amount of such Financial Indebtedness does not exceed EUR 30,000,000 (or its equivalent in another currency or currencies) at any time;

(g)
existing on the Signing Date and described in Schedule 10 (Existing Financial Indebtedness) or any refinancing or renewal of such Financial Indebtedness for the same or a lesser aggregate principal amount;

(h)	owed to any other member of the Group;

(i)
arising under or in connection with any counter-indemnity obligation in the ordinary course of business in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of the liabilities of a member of the Group;

(j)	arising under any bank guarantees in respect of any environmental, tax, customs, civil, employment or other liabilities arising in the ordinary course of business;

(k)	which is guaranteed by any member of the Group and which relates to lease arrangements made in the ordinary course of business;

(l)	made available by the relevant vendor in connection with any acquisition by any member of the Group;

(m)
arising under any overdraft or other fluctuating debit balances or on demand short term loans on accounts of any member of the Group with any bank on a net balance basis and/or any guarantee in respect of such debit balances or on demand short term loans, where the debit balances or on demand short term loans representing that borrowing are offset in full by credit balances on other accounts maintained with the relevant bank;

(n)
arising under any receivables discounting programme, factoring programme or like arrangement (including any securitisation or similar programme) of any member of the Group on a recourse basis, provided that the aggregate outstanding principal amount of such Financial Indebtedness does not exceed EUR 10,000,000 (or its equivalent in another currency or currencies) at any time;

(o)	incurred, raised or arising under or in connection with any New Debt Issue provided that:

(i)
at least 50 per cent. of the Net Proceeds of such New Debt Issue are, at or prior to the end of the Interest Period during which they are received, applied in mandatory prepayment of the Facility in accordance with Clause 8.4 (Mandatory Prepayment - New Debt Issues); or

(ii)	if the Net Proceeds of such New Debt Issue are to be used to finance all or part of an Acquisition Repayment Amount, and:

(A)
if those Net Proceeds are less than or equal to the Acquisition Repayment Amount, 100% of those Net Proceeds shall be applied towards prepayment of the Facility pursuant to Clause 8.5 (Mandatory Prepayment - Acquisition Drawdown); or

(B)
if the Net Proceeds of that New Debt Issue are greater than the Acquisition Repayment Amount, the Borrower shall apply those Net Proceeds in mandatory prepayment of the Facility up to the greater of (i) 50% of those Net Proceeds and (ii) an amount equal to the relevant Acquisition Repayment Amount pursuant to Clause 8.5 (Mandatory Prepayment - Acquisition Drawdown); and

(p)
not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed the greater of (i) five per cent. of the consolidated net assets of the Group, and (ii) EUR 50,000,000 (or its equivalent in another currency or currencies) in aggregate for the Group at any time.

"Permitted Guarantee" means:

(a)	the endorsement of negotiable instruments in the ordinary course of business;

(b)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of business;

(c)
any guarantee of all or part of the liabilities of a Permitted Joint Venture in which any member of the Group has entered into, invested in or acquired any shares, stocks, securities or other interest in, provided that the net contingent liabilities of the relevant member of the Group under this guarantee (taking into account any counter-guarantee issued in favour of that member of the Group by or on behalf of the other partner(s) of the Permitted Joint Venture) shall not exceed a percentage of such liabilities of the Permitted Joint Venture equal to the percentage of investment of that member of the Group in the Permitted Joint Venture;

(d)	any guarantee permitted under the definition of Permitted Financial Indebtedness;

(e)	any guarantee given in respect of the netting or set off arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security;

(f)
any indemnity or warranty given in the ordinary course of the documentation of an acquisition or Disposal transaction which, in the case of a Disposal, is a Permitted Disposal, and which indemnity or warranty is, in each case, in a customary form and subject to customary limitations;

(g)	any guarantee in respect of the obligations of any member or the Group in respect of any lease arrangements made in the ordinary course of business; and

(h)	any guarantee or indemnity in respect of the Permitted Financial Indebtedness of any member of the Group.
"Permitted Joint Venture" means a Joint Venture:

(a)	engaged in a business that is similar or complementary to that carried on by the Group; and

(b)	incorporated with limited liability or held through an entity with limited liability newly incorporated for the purpose of completing the proposed investment.
"Permitted Security" means:

(a)
any Security or Quasi-Security existing as at the Signing Date or securing any refinancing of the relevant secured indebtedness except to the extent the principal amount secured by that Security or Quasi-Security exceeds the amount initially secured by such Security or Quasi-Security;

(b)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(c)
any payment or close out netting or set-off arrangement pursuant to any derivative transaction entered into in connection with protection against fluctuation in any rate or price or any foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding, in each case, any Security or Quasi-Security under a credit support arrangement;

(d)	any lien arising by operation of law and in the ordinary course of business;

(e)
any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Signing Date if the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group, and provided that any such Security or Quasi-Security is released within six months following the completion date of the acquisition;

(f)
any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the Signing Date, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if the principal amount secured has not increased in contemplation of or since the acquisition of that company, and provided that any such Security or Quasi-Security is released within six months following the completion date of the acquisition;

(g)
any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of business and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(h)
any Security or Quasi-Security in respect of the obligations of any member or the Group in respect of any lease arrangements made in the ordinary course of business and any Security or Quasi-Security over any rental deposits in respect of real estate or any other assets leased or licensed to a member of the Group;

(i)
any Security granted over receivables or bank accounts pursuant to any receivables discounting programme, factoring programme or like arrangement (including any securitisation or similar programme) of any member of the Group permitted under paragraph (n) of the definition of Permitted Financial Indebtedness;

(j)
any Security or Quasi-Security in respect of any Local Financing Arrangement, provided that the aggregate outstanding principal amount of the Financial Indebtedness so secured does not exceed EUR 10,000,000 (or its equivalent in another currency or currencies;

(k)	any Security or Quasi-Security arising in respect of any finance or capital lease arrangements permitted under paragraph (e) of the definition of Permitted Financial Indebtedness;

(l)
any cash collateral provided in the ordinary course of business in respect of letters of credit or bank guarantees to the issuer of such letters of credit or bank guarantees provided that the amount of such cash collateral does not exceed the amount of the relevant exposure;

(m)	any Quasi Security arising as a result of a Disposal which is a Permitted Disposal;

(n)	any Security or Quasi-Security over cash paid into an escrow or similar account in connection with an acquisition or a Permitted Disposal;

(o)	any Security or Quasi-Security arising as a result of legal proceedings discharged within 60 days or otherwise contested in good faith;

(p)	any Security or Quasi-Security arising in respect of unpaid taxes being contested in good faith, provided that Security or Quasi-Security is discharged within 45 days;

(q)
any Security or Quasi-Security over shares in Permitted Joint Ventures to secure obligations of a member of the Group (as partner of the Permitted Joint Venture) to the other Permitted Joint Venture partner(s); and

(r)
any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under the paragraphs above) does not exceed the greater of (i) five per cent. of the consolidated assets of the Group, and (ii) EUR 50,000,000 (or its equivalent in another currency or currencies).

"Qualifying Lender" has the meaning given to it in Clause 13 (Tax Gross up and Indemnities).
"Quotation Day" means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two TARGET Days before the first day of that period; or

(b)	(if the currency is dollar) two London Business Days (on which banks are open for general business in London) before the first day of that period,

(c)	(for any other currency) two Business Days before the first day of that period,
(unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).
"Reference Bank Quotation" means any quotation supplied to the Agent by a Reference Bank.
"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	in relation to EURIBOR:

(i)
(other than when paragraph (ii) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(ii)
if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(b)	in relation to LIBOR:

(i)
(other than where paragraph (ii) below applies) as the rate at which the relevant Reference Bank could borrow funds in the London interbank market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(ii)
if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

"Reference Banks" means:

(a)	in relation to EURIBOR, the principal Paris offices of BNP Paribas, Natixis and Société Générale; and

(b)	in relation to LIBOR, the principal London offices of BNP Paribas, Natixis and Société Générale, or, in each case, such other entities as may be appointed by the Agent in consultation with the Borrower and, when any such entity is a Lender, subject to its prior consent.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
"Relevant Market" means, in relation to euro, the European interbank market and in relation to any other currency, the London interbank market.
"Relevant Period" has the meaning given to this term in Clause 20.1 (Financial definitions).
"Repeating Representations" means each of the representations set out in Clauses 18.1 (Status) to 18.4 (Power and authority), 18.6 (Governing law and enforcement), 18.9 (No default), 18.11 (Financial statements) (other than the representation set out in paragraph 18.11.3) to 18.14 (Sanctions, anti-money laundering and anti-corruption laws).
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Revenue ex-Tac" has the meaning given to this term in Clause 20.1 (Financial definitions).
"Rollover Loan" means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency); and

(d)	made or to be made for the purpose of refinancing that maturing Loan.
"Sanctioned Person" means a person that is listed on, or owned or controlled by (as and to the extent such terms are used in the relevant Sanctions), or acting on behalf of, a person listed on any Sanctions List, or who is otherwise the target of Sanctions.
"Sanctions" means any laws or regulations relating to economic or financial sanctions or trade embargoes or related restrictive measures imposed, administered or enforced from time to time by a Sanctions Authority.
“Sanctions Permitted Action” means an action which, in relation to any Sanctions imposed, administered or enforced from time to time by a Sanctions Authority in relation to such action, is licenced or otherwise authorised by each applicable Sanctions Authority, and provided that such action would not cause any Finance Party or member of the Group to be in breach of any Sanctions.
"Sanctions Authority" means (i) the United Nations Security Council; (ii) the United States government; (iii) the European Union; (iv) the United Kingdom government; (v) the French Republic; and, (vi) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury ("OFAC"), the United States Department of State and Department of Commerce, and Her Majesty's Treasury (together, "Sanctions Authorities").
"Sanctions List" means the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Denied Persons List maintained by the US Department of Commerce, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty's Treasury, or any other list issued or maintained by any Sanctions Authorities of persons subject to Sanctions (including investment or related restrictions), each as amended, supplemented or substituted from time to time.

"Screen Rate" means:

(a)
in relation to EURIBOR, the euro interbank offered rate administered by the European Money Market Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(b)
in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.
"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Signing Date" means the date of signature of this Agreement.
"Specified Time" means a day or time determined in accordance with Schedule 8 (Timetables).
"Subsidiary" means in relation to any company, another company which is controlled by it within the meaning of article L.233-3 of the French Code de Commerce.
"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.
"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Termination Date" means the date which is five years after the Signing Date.
"Total Commitments" means the aggregate of the Commitments, being EUR 250,000,000 at the Signing Date.
"Transaction Information" means all documents and factual information concerning the Group which, at the Borrower's request and on its behalf, was prepared in relation to this transaction and distributed to the Arrangers before the Signing Date.
"Transfer Agreement" means an agreement substantially in the form set out in Schedule 4 (Form of Transfer Agreement) or any other form agreed between the Agent and the Borrower.
"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Agreement; and

(b)	the date on which the Agent executes the Transfer Agreement.
"Unpaid Sum" means any sum due and payable but unpaid by the Borrower under the Finance Documents.
"US" means the United States of America.

"US Tax Obligor" means the Borrower, if:

(a)	it is resident for tax purposes in the US; or

(b)	some or all of its payments under the Finance Documents are from sources within the US for US federal income tax purposes.
"Utilisation" means a utilisation of the Facility.
"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.
"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).
"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union, in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

1.	Unless a contrary indication appears, any reference in this Agreement to:

(A)
the "Agent", an "Arranger", any "Finance Party", any "Lender", the "Borrower" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(B)	"assets" includes present and future properties, revenues and rights of every description;

(C)
"corporate reconstruction" includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d'actifs) and any demerger (scission) implemented in accordance with articles L.236 1 to L.236 24 of the French Code de Commerce;

(D)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated, supplemented, extended or restated;

(E)	a "group of Lenders" includes all the Lenders;

(F)	"gross negligence" means "faute lourde";

(G)	a "guarantee" includes any type of "sûreté personnelle";

(H)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(I)	"merger" includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce;

(J)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(K)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(L)	a "security interest" includes any type of security (sûreté réelle) and assignment or transfer by way of security;

(M)	"trustee, fiduciary and fiduciary duty" has in each case the meaning given to such term under any applicable law;

(N)	"wilful misconduct" means "dol";

(O)	a provision of law is a reference to that provision as amended or re-enacted; and

(P)	unless a contrary indication appears, a time of day is a reference to Paris time.

2.
The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

3.	Section, Clause and Schedule headings are for ease of reference only.

4.
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

5.	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.3	Currency symbols and definitions
"$", "USD" and "dollars" denote the lawful currency of the United States of America;
"€", "EUR" and "euro" denote the single currency of the Participating Member States.

SECTION 2
THE FACILITY

2.	THE FACILITY

2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrower a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Increase

a.	The Borrower may by giving prior notice to the Agent by no later than the date falling 15 Business Days after the effective date of a cancellation of:

i.	the Available Commitments of a Defaulting Lender in accordance with Clause 8.9 (Right of cancellation in relation to a Defaulting Lender); or

ii.	the Commitments of a Lender in accordance with:

1.	Clause 8.1 (Illegality); or

2.	Clause 8.8 (Right of replacement or repayment and cancellation in relation to a single Lender), request that the Commitments relating to the Facility be increased (and the Commitments relating to the Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments relating to the Facility so cancelled as follows:

iii.
the increased Commitments will be assumed by one or more Lenders or other banks or financial institutions (each an "Increase Lender") selected by the Borrower (each of which shall not be a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

iv.
the Borrower and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

v.
each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

vi.	the Commitments of the other Lenders shall continue in full force and effect; and

vii.
any increase in the Commitments relating to the Facility shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in Clause 2.2.2 below are satisfied.

b.	An increase in the Commitments relating to the Facility will only be effective on:

i.	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

ii.
in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Borrower and the Increase Lender upon being so satisfied.

c.
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

d.
The Borrower shall, promptly on demand, pay the Agent the amount of all costs and expenses (including legal fees), upon the presentation of supporting invoices and up to an agreed cap, reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

e.
The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 23.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 23.5 (Procedure for transfer or assignment) and if the Increase Lender was a New Lender.

f.
The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a letter between the Borrower and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph 2.2.6.

g.	Clause 23.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis to this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

i.	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

ii.	the "New Lender" were references to that "Increase Lender"; and

iii.	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

2.3	Finance Parties' rights and obligations

a.
The obligations of each Finance Party under the Finance Documents are several (conjointes et non solidaires). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

b.
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

c.	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose
The Borrower shall apply all amounts borrowed by it under the Facility towards financing general corporate purposes of the Group, including any acquisitions of, without any limitation, shares, assets or businesses by members of the Group.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

a.
The entry into force of the Agreement is subject to the receipt by the Agent on the Signing Date of all the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent (acting on behalf of the Lenders) shall notify promptly the Borrower that such documents and other evidence have been received in satisfactory form and substance and that the Agreement has entered into force.

b.
Other than to the extent that any Lender notifies the Agent in writing to the contrary before the Agent gives the notification described in paragraph 4.1.1 above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

a.	The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

i.
in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

ii.
in the case of a Rollover Loan, the Repeating Representations set out in paragraphs 18.1 (Status) to 18.4 (Power and authority) (inclusive), 18.6 (Governing law and enforcement), and 18.14 (Sanctions, anti-money laundering and anti-corruption laws) to be made by the Borrower are true in all material respects and, in the case of any other Loan, the Repeating Representations to be made by the Borrower are true in all material respects.

4.3	Conditions relating to Optional Currencies

a.	A currency will constitute an Optional Currency in relation to a Loan if it is dollars or:

i.	it is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency on the Quotation Day and the Utilisation Date for that Loan; and

ii.	it has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan.

b.	If the Agent has received a written request from the Borrower for a currency to be approved under Clause 4.3.1(B) above, the Agent will confirm to the Borrower by the Specified Time:

i.	whether or not the Lenders have granted their approval; and

ii.	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

a.	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation, eleven or more Loans would be outstanding.

b.	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request
The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

a.	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

i.	the proposed Utilisation Date is a Business Day within the Availability Period;

ii.	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

iii.	the proposed Interest Period complies with Clause 10 (Interest Periods); and

iv.	it specifies whether or not the Utilisation is an Acquisition Drawdown.

b.	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

a.	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

b.	The amount of the proposed Loan must be:

i.	if the currency selected is the Base Currency, a minimum of EUR 5,000,000 for the first Utilisation and EUR 1,000,000 for each subsequent Utilisation; and

ii.	if the currency selected is dollars, a minimum of the equivalent of EUR 5,000,000 in dollars for the first Utilisation and a minimum of USD 1,000,000 for each subsequent Utilisation;

iii.
if the currency selected is an Optional Currency (other than dollars), the minimum amount (and if required integral multiple) specified by the Agent pursuant to paragraph 4.3.2(B) (Conditions relating to Optional Currencies);

or, in each case, if less, the Available Facility; or

iv.	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders' participation

a.	If the conditions set out in this Agreement have been met each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

b.	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

c.
The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan in each case by the Specified Time.

5.5	Cancellation of Commitment
The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency
The Borrower shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency
If before the Specified Time on any Quotation Day:

a.	in respect of an Optional Currency other than dollars, a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

b.	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Agent's calculation
Each Lender's participation in a Loan will be determined in accordance with Clause 5.4 (Lenders' participation).

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT OF LOANS
The Borrower shall repay each Loan on the last day of its Interest Period.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality
If (A) in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so, or (B) if a member of the Group becomes a Sanctioned Person:

a.	that Lender shall (or in the case of (B) above, that Lender may) promptly notify the Agent upon becoming aware of that event;

b.
upon the Agent notifying the Borrower, each Available Commitment of that Lender will (in the case of (B) above, only if the relevant Lender so specifies in a notice to the Agent) be immediately cancelled; and

c.
to the extent that the Lender's participation has not been transferred pursuant to paragraph 8.8.4, the Borrower shall (in the case of (B) above, only if the relevant Lender so specifies in a notice to the Agent) repay that Lender's participation in the Loans made to it on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

8.2	Change of control

a.	If any person or group of persons acting in concert gains control of the Borrower:

i.	the Borrower shall promptly notify the Agent upon becoming aware of that event and the Agent shall then promptly notify the Lenders, with a copy to the Borrower, of that event;

ii.	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

iii.
if a Lender so requires and notifies the Agent within 15 Business Days of the Agent notifying that Lender of the event, the Agent shall, by not less than 30 Business Days' notice to the Borrower, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding Loans and amounts will become immediately due and payable.

b.	For the purpose of Clause 8.2.1 above "control" has the meaning given in article L.233-3 of the French Code de Commerce.

c.	For the purpose of Clause 8.2.1 above "acting in concert" has the meaning given in article L.233-10 of the French Code de Commerce.

8.3	Mandatory Prepayment - Disposals Proceeds

a.	For the purposes of this Clause 8.3:
"Acquisition Drawdown" means a Loan (and any subsequent Rollover Loan of that Loan) made to finance, in whole or in part, the acquisition by a member of the Group of shares or a business.

b.
On a Disposal by any member of the Group of shares or of a business the acquisition of which was financed with the proceeds of an Acquisition Drawdown, the Borrower shall prepay such Acquisition Drawdown, in each case:

i.	in an amount equal to the portion of the relevant Net Disposal Proceeds that exceeds EUR 10,000,000 (or an equivalent amount in other currencies); and

ii.	up to a maximum amount equal to the Acquisition Drawdown,
unless such Net Disposal Proceeds have been reinvested in other assets for use in the business within 12 months of the receipt of such Net Disposal Proceeds.

c.	Any prepayment under this Clause 8.3 shall be made on the last day of the Interest Period during which the 12-month period referred to in paragraph 8.3.2 ends.

d.	Any prepayment under this Clause 8.3 shall not reduce the Total Commitments.

8.4	Mandatory Prepayment - New Debt Issues

a.
If the Borrower or a member of the Group issues or raises a New Debt Issue pursuant to paragraph (o) of the definition of “Permitted Financial Indebtedness” which is not used to finance all or part of an Acquisition Repayment Amount (as defined in Clause 8.5.1 below), the Borrower shall prepay the outstanding Loans in an amount equal to at least 50 per cent. of the Net Proceeds of such New Debt Issue at the latest on the last day of each then current Interest Period of each Loan to be prepaid during which the Net Proceeds are received. Such Net Proceeds shall be applied in priority towards the Loans whose repayment date is the closest (and, if several Loans share the same repayment date, pro rata against such Loans).

b.	Any prepayment under this Clause 8.5 shall reduce pro tanto the Total Commitments.

8.5	Mandatory Prepayment - Acquisition Drawdown

a.
If the amount of an Acquisition Drawdown used to finance the acquisition of one or several companies and/or businesses sold by one or several vendors, forming part of the same transaction, exceeds two thirds of EUR 250,000,000, the Borrower shall repay the outstanding Loans in an amount of at least EUR 62,500,000 (the "Acquisition Repayment Amount") within 12 months of the completion date of such acquisition. The Borrower shall give the Agent no less than five Business Days prior notice of such prepayment, and no such prepayment shall occur prior to the end of such five Business Days period.

b.
If the Net Proceeds of a New Debt Issue issued or raised pursuant to paragraph (o) of the definition of "Permitted Financial Indebtedness" are to be used to finance all or part of an Acquisition Repayment Amount:

i.	100% of those Net Proceeds shall be applied towards repayment of the outstanding Loans if those Net Proceeds are less or equal to the relevant Acquisition Repayment Amount; or

ii.
if the Net Proceeds of that New Debt Issue are greater than the relevant Acquisition Repayment Amount, the Borrower shall apply those Net Proceeds towards the prepayment of the outstanding Loans in an amount up to the greater of (1) 50% of those Net Proceeds, and (2) an amount equal to such Acquisition Repayment Amount, in each case, within 12 months of the completion date of the acquisition giving rise to the Acquisition Repayment Amount.

c.
If the Acquisition Repayment Amount is financed using the Net Proceeds of any New Debt Issue issued or raised pursuant to paragraph (o) of the definition of "Permitted Financial Indebtedness", such repayment will entail the cancellation of a corresponding amount of the Total Commitments up to the portion of such Acquisition Repayment Amount financed using such Net Proceeds. For the avoidance of doubt, any portion of such Acquisition Repayment Amount financed by way of cash of the Group or equity shall not entail the cancellation of a corresponding amount of the Total Commitments.

8.6	Voluntary cancellation
The Borrower may, if it gives the Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €5,000,000) of the Available Facility. Any cancellation under this Clause 8.6 shall reduce the Commitments of the Lenders rateably.

8.7	Voluntary prepayment of the Loans
The Borrower may, if it gives the Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Facility by a minimum amount of €5,000,000). For the avoidance of doubt, any prepayment under this Clause 8.7 shall not reduce the Total Commitments.

8.8	Right of replacement or repayment and cancellation in relation to a single Lender

a.	If:

i.	any sum payable to any Lender by the Borrower is required to be increased under paragraph 13.2.3 (Tax gross-up) or under an equivalent provision of any Finance Document; or

ii.	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

iii.
any amount payable to any Lender by the Borrower under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for the Borrower by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, the Borrower may, whilst the circumstance giving rise to the requirement for that increase, indemnification or non-deductibility for French tax purposes continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph 8.8.4 below.

b.	On receipt of a notice of cancellation referred to in paragraph 8.8.1 above, the Commitment of that Lender shall immediately be reduced to zero.

c.
On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph 8.8.1 above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in that Loan.

d.	If:

i.	any of the circumstances set out in paragraph 8.8.1 above applies to a Lender; or

ii.	the Borrower becomes obliged to pay any amount in accordance with Clause 8.1 (Illegality) to any Lender, the Borrower may, on 15 Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.8 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

e.	The replacement of a Lender pursuant to paragraph 8.8.4 above shall be subject to the following conditions:

i.	the Borrower shall have no right to replace the Agent;

ii.	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

iii.	in no event shall the Lender replaced under paragraph 8.8.4 above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

iv.
the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph 8.8.4 above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

f.
A Lender shall perform the checks described in paragraph 8.8.5(D) above as soon as reasonably practicable following delivery of a notice referred to in paragraph 8.8.4 above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

8.9	Right of cancellation in relation to a Defaulting Lender

a.
If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days' notice of cancellation of the Available Commitment of that Lender.

b.	On the notice referred to in paragraph 8.9.1 above becoming effective, the Available Commitment of the Defaulting Lender will immediately be reduced to zero.

c.	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph 8.9.1 above, notify all the Lenders.

8.10	Mandatory prepayment and cancellation in relation to a single Lender
If it becomes unlawful for the Borrower to perform any of its obligations to any Lender under paragraph 13.2.3 of Clause 13.2 (Tax gross-up) or under an equivalent provision of any Finance Document,

a.	the Borrower shall promptly notify the Agent upon becoming aware of that event;

b.	upon the Agent notifying that Lender, its Commitment(s) will be immediately cancelled; and

c.
that Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of each Interest Period which ends after the Borrower has given notice under Clause 8.10.1 above or, if earlier, the date specified by that Lender in a notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.11	Restrictions

a.
Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

b.	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

c.	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

d.	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

e.	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

f.	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

g.
If all or part of any Lender's participation in a Loan under the Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment.

8.12	Application of prepayments
Any prepayment of a Loan pursuant to this Clause 8, other than Clause 8.1 (Illegality), 8.2 (Change of control), 8.8 (Right of replacement or repayment and cancellation in relation to a single Lender), Clause 8.9 (Right of cancellation in relation to a Defaulting Lender) or 8.10 (Mandatory prepayment and cancellation in relation to a single Lender) shall be applied pro rata to each Lender's participation in that Loan.

SECTION 5
COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

a.	Margin; and

b.	EURIBOR or, in relation to any Loan in the Optional Currency, LIBOR; and

c.	Mandatory Cost, if any.

9.2	Payment of interest
The Borrower shall pay accrued interest on a Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

9.3	Default interest

a.
If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 9.3.2 below, is the aggregate of the rate of EURIBOR (for Loans denominated in euros) or LIBOR (for Loans denominated in dollars), the highest Margin and two per cent. per annum. Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Agent.

b.	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

i.	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

ii.
the rate of interest applying to the overdue amount during that first Interest Period shall be the aggregate of the rate of EURIBOR (for Loans denominated in euros) or LIBOR (for Loans denominated in dollars), the applicable Margin and two per cent. per annum.

c.
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of Article 1154 of the French Code Civil, such interest is due for a period of at least one year, but will remain immediately due and payable.

9.4	Margin adjustments

a.
Prior to the date on which the Compliance Certificate to be delivered in connection with the financial year ending 31 December 2015 is delivered, the Margin in relation to each Loan will be the Initial Margin.

b.
Subject to paragraph 9.4.3, at any time thereafter, the applicable Margin shall be the percentage determined on the basis of the Leverage as confirmed by the most recently delivered Compliance Certificate, in the manner set forth below:

Leverage ("L")	Margin p.a. (bps)
L > 2.0	125
2.0 ≥Ã L > 1.5	110
1.5 ≥Ã L > 1.0	95
1.0 ≥Ã L	85

c.	For the purpose of paragraph 9.4.2:

i.
any increase or decrease in the Margin for a Loan shall take effect on the date which is three Business Days after receipt by the Agent of the relevant Compliance Certificate unless the Agent receives such Compliance Certificate five Business Days (or less) before the end of an Interest Period in which case the relevant increase or decrease in the Margin shall take effect on the first day of the next Interest Period; and

ii.
if an Event of Default has occurred and is continuing or any Compliance Certificate has not been duly delivered to the Agent in accordance with Clause 19.2 (Compliance Certificate), the Margin shall be immediately the highest rate set out above until the Event of Default has been remedied or waived or the Compliance Certificate has been duly delivered to the Agent, from which date the Margin shall be determined in accordance with paragraph 9.4.1 or, as the case may be, 9.4.2 above.

9.5	Notification of rates of interest

a.	The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest under this Agreement.

b.	The Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

9.6	Effective Global Rate (Taux Effectif Global)
For the purposes of articles L.313-1, L.313-2 and R.313-1 et seq. of the French Code de la Consommation and article L.313-4 of the French Code Monétaire et Financier, the Parties acknowledge that (i) the effective global rate (taux effectif global) calculated on the Signing Date, based on assumptions as to the period rate (taux de période) and the period term (durée de période) and on the assumption that the interest rate and all other fees, costs or expenses payable under this Agreement will be maintained at their original level throughout the term of this Agreement, is set out in a letter from the Agent to the Borrower and (ii) that letter forms part of this Agreement. The Borrower acknowledges receipt of that letter.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

a.	The Borrower shall select an Interest Period for a Loan in the Utilisation Request for that Loan.

b.	Subject to this Clause, the Borrower may select an Interest Period of:

i.	one, three or six Months if the Loan is denominated in euros;

ii.	three or six Months if the Loan is denominated in dollars,

iii.	three or six Months if the Loan is denominated in an Optional Currency (other than dollars);
or any other period agreed between the Borrower and the Agent (acting on behalf of the Lenders) in relation to the relevant Loan.

c.	An Interest Period for a Loan shall not extend beyond the Termination Date.

d.	Each Interest Period for a Loan shall start on the Utilisation Date.

e.	A Loan has one Interest Period only.

10.2	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Unavailability of Screen Rate

a.
Interpolated Screen Rate: If no Screen Rate is available for EURIBOR or, if applicable, LIBOR for the Interest Period of a Loan, the applicable EURIBOR or LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

b.	Reference Bank Rate: If no Screen Rate is available for EURIBOR or, if applicable, LIBOR for:

i.	the currency of a Loan; or

ii.	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable EURIBOR or LIBOR shall be the Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

c.
Cost of funds: If paragraph 11.1.2 above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no EURIBOR or LIBOR for that Loan and Clause 11.4 (Cost of funds) shall apply to that Loan for that Interest Period.

11.2	Calculation of Reference Bank Rate

a.
Subject to paragraph 11.2.2, if EURIBOR or LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

b.	If at or about 11:30 a.m. on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

11.3	Market disruption
If before close of business in Paris on the Quotation Day for the relevant Interest Period, the Agent receives notification from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR or, if applicable, LIBOR then Clause 11.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

11.4	Cost of funds

a.	If this Clause 11.4 applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

i.	the Margin; and

ii.
the rate notified to the Agent by that Lender as soon as practicable and in any event not later than the date falling five Business Days before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select; and

iii.	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

b.
If this Clause 11.4 applies and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

c.	Any alternative basis agreed pursuant to Clause 11.4.2 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.5	Break Costs

a.
The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

b.	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

a.
The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 35 per cent. per annum of the applicable Margin on that Lender's Available Commitment for the Availability Period.

b.
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

c.	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Utilisation fee

a.
The Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed quarterly on the daily outstanding amount under the Facility during the preceding quarter at the rate of:

i.	0.10 per cent. per annum for the period during which the aggregate outstanding amount of the Loans is less than or equal to 33 per cent. of the Total Commitments;

ii.	0.20 per cent. per annum for the period during which the aggregate outstanding amount of the Loans is strictly greater than 33 per cent. but less than or equal to 66% of the Total Commitments;

iii.	0.40 per cent. per annum for the period during which the aggregate outstanding amount of the Loans is strictly greater than 66 per cent of the Total Commitments.

b.	The accrued utilisation fee is payable on the last day of each successive period of three Months which ends during the Availability Period and for the last time, on the Termination Date.

12.3	Upfront fee
The Borrower shall pay to the Arrangers an arrangement and participation fee in the amount and at the times agreed in a Fee Letter.

12.4	Agency fee
The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.5	Coordination and documentation fee
The Borrower shall pay to the Coordinator and Documentation Agent (for its own account) a fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

a.	In this Agreement:
"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Qualifying Lender" means a Lender which:

(a)	fulfils the conditions imposed by French Law in order for payments under the Finance Documents not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or
(b)    is a Treaty Lender.
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means either the increase in a payment made by the Borrower to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).
"Treaty Lender" means a Lender which:
(a)    is treated as resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on business in France through a permanent establishment with which that Lender's participation in the Loan is effectively connected;

(c)	is acting from a Facility Office situated in its jurisdiction of incorporation; and

(d)
fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from Tax imposed by France on payments under the Finance Documents, subject to the completion of any necessary procedural formalities.

"Treaty State" means a jurisdiction having a double taxation agreement (with France (the "Treaty"), which makes provision for full exemption from Tax imposed by France on payments under the Finance Documents.

b.	Unless a contrary indication appears, in this Clause 13 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

a.	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

b.
The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

c.
If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

d.	A payment shall not be increased under paragraph 13.2.3 above by reason of a Tax Deduction on account of Tax imposed by France, if on the date on which the payment falls due:

i.
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority; or

ii.
the relevant Lender is a Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph 13.2.7 below, provided that the exclusion for changes after the date a Lender became a Lender under this Agreement in paragraph 13.2.4(A) above shall not apply in respect of any Tax Deduction on account of Tax imposed by France on a payment made to a Lender if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction.

e.
If required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

f.
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

g.
A Treaty Lender and the Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

13.3	Tax indemnity

a.
The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

b.	Paragraph 13.3.1 above shall not apply:

i.	with respect to any Tax assessed on a Finance Party:

1.
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

2.	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

ii.	to the extent a loss, liability or cost:

1.	is compensated for by an increased payment under Clause 13.2 (Tax gross-up);

2.
would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph 13.2.4 of Clause 13.2 (Tax gross-up) applied;

3.	is suffered for or on account of any Bank Levy; or

4.	relates to a FATCA Deduction required to be made by a Party.

c.
A Protected Party making, or intending to make a claim under paragraph 13.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

d.	A Protected Party shall, on receiving a payment from the Borrower under this Clause 13.3, notify the Agent.

13.4	Tax Credit
If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

a.	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

b.	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

13.5	Lender Status Confirmation

a.
Each Lender which becomes a Party to this Agreement after the Signing Date shall indicate, in the Transfer Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to the Borrower, which of the following categories it falls in:

i.	not a Qualifying Lender;

ii.	a Qualifying Lender (other than a Treaty Lender); or

iii.	a Treaty Lender.
If a New Lender or Increase Lender fails to indicate its status in accordance with this Clause 13.5 then such New Lender or Increase Lender shall be treated for the purposes of this Agreement (including by the Borrower) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 13.5.

b.
Such Lender shall also specify, in the Transfer Agreement or Increase Confirmation which it executes upon becoming a Party, whether it is incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction. For the avoidance of doubt, a Transfer Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this paragraph 13.5.2.

13.6	Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.7	Value added tax

a.
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph 13.7.2 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

b.
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

i.
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

ii.
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

c.
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

d.
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

13.8	FATCA Information

a.	Subject to paragraph 13.8.3 below, each Party shall, within ten Business Days of a reasonable request by another Party:

i.	confirm to that other Party whether it is:

1.	a FATCA Exempt Party; or

2.	not a FATCA Exempt Party;

ii.
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

iii.
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

b.
If a Party confirms to another Party pursuant to paragraph 13.8.1(A) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

c.
Paragraph 13.8.1 above shall not oblige any Finance Party to do anything, and paragraph 13.8.1(C) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

i.	any law or regulation;

ii.	any fiduciary duty; or

iii.	any duty of confidentiality.

d.
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph 13.8.1(A)(1) or 13.8.1(A)(2) above (including, for the avoidance of doubt, where paragraph 13.8.3 above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

e.
If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 Business Days of:

i.	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the Signing Date;

ii.
where the Borrower is a US Tax Obligor on a Transfer Date or date on which an increase in Commitments takes effect pursuant to Clause 2.2 (Increase) and the relevant Lender is a New Lender or Increase Lender, the relevant Transfer Date or date on which the relevant increase in Commitments takes effect pursuant to Clause 2.2 (Increase);

iii.	where the Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:

1.	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

2.	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

f.	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph 13.8.5 above to the relevant Borrower.

g.
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph 13.8.5 above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

h.
The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph 13.8.5 or 13.8.6 above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs 13.8.5, 13.8.6 or 13.8.7 above.

13.9	FATCA Deduction

a.
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

b.
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

14.	INCREASED COSTS

14.1	Increased costs

a.
Subject to Clause 14.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the Signing Date.

b.	In this Agreement "Increased Costs" means:

i.	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

ii.	an additional or increased cost; or

iii.	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

a.
A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

b.	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

a.	For the purposes of this Clause 14.3:
"Basel III" means:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011;

(c)	any further guidance or standards published on or before the Signing Date by the Basel Committee on Banking Supervision which addresses the proposals contained in the above referred documents; and

(d)	including any amendment to Basel II on or before the Signing Date which takes into account or incorporates any measure from or in respect of paragraphs (a) to (c) above.
"CRD IV" means:

(a)	regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms;

(b)
directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms;

(c)	ordinance No. 2014-158 of 20 February 2014 for the adaptation of French law to EU law with respect to financial matters; and

(d)	orders dated 5 November 2014 relating to the implementation of EU regulation referred to in paragraphs (a) and (b) above.

b.	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

i.	attributable to a Tax Deduction required by law to be made by the Borrower;

ii.	attributable to a FATCA Deduction required to be made by a Party;

iii.
compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 13.3.2 of Clause 13.3 (Tax indemnity) applied);

iv.
attributable to (i) the implementation or application of, or compliance with, Basel III or CRD IV or (ii) any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates), in each case in force on the Signing Date; or

v.	compensated for by the payment of the Mandatory Cost; or

vi.	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

c.	In this Clause 14.3, a reference to a "Tax Deduction" has the same meaning given to that term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

a.
If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

i.	making or filing a claim or proof against the Borrower;

ii.	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation within three Business Days of demand, indemnify to the extent permitted by law each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

b.	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities
The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

a.	the occurrence of any Event of Default;

b.
a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

c.
funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

d.	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Agent
The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

a.	investigating any event which it reasonably believes is a Default;

b.	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

c.	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

a.
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax Gross up and Indemnities) or Clause 14 (Increased Costs) in any amount payable under a Finance Document by the Borrower becoming not deductible from the Borrower's taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

b.	Clause 16.1.1 above does not in any way limit the obligations of the Borrower under the Finance Documents.

16.2	Limitation of liability

a.	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

b.	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses
The Borrower shall promptly on demand pay the Agent and the Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (in relation to paragraph 17.1.1 only, subject to the cap agreed between the Borrower and the Coordinator and Documentation Agent) in connection with the negotiation, preparation, printing, execution and syndication of:

a.	this Agreement and any other documents referred to in this Agreement; and

b.	any other Finance Documents executed after the Signing Date.

17.2	Amendment costs
If:

a.	the Borrower requests an amendment, waiver or consent; or

b.	an amendment is required pursuant to Clause 28.10 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs
The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRENTATIONS
The Borrower makes the representations set out in this Clause 18 to each Finance Party on the Signing Date.

18.1	Status

a.	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

b.	It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations
The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

a.	any law or regulation applicable to it;

b.	its or any of its Material Subsidiaries' constitutional documents; or

c.	any agreement or instrument binding upon it or any of its Material Subsidiaries or any of its or any of its Material Subsidiaries' assets.

18.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence
All Authorisations required or desirable:

a.	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

b.	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

18.6	Governing law and enforcement

a.	The choice of French law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

b.	Any judgment obtained in France in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.8	Deduction of Tax
It is not required to make any Tax Deduction (as defined in Clause 13.1 (Definitions)) levied under the laws of France from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender.

18.9	No default

a.	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

b.
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Material Subsidiaries or to which its (or any of its Material Subsidiaries') assets are subject which might have a Material Adverse Effect.

18.10	No misleading information

a.	Any Transaction Information provided by the Borrower was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

b.	The financial projections contained in the Transaction Information have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

c.
Nothing has occurred or been omitted from the Transaction Information and no information has been given or withheld that results in the Transaction Information being untrue or misleading in any material respect.

18.11	Financial statements

a.	Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

b.
Its Original Financial Statements fairly represent its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Borrower).

c.	There has been no material adverse change in its business or financial condition or the business or consolidated financial condition of the Group since 31 December 2014.

18.12	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.13	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Material Subsidiaries.

18.14	Sanctions, anti-money laundering and anti-corruption laws

a.	No member of the Group nor, to the best of its knowledge and belief, any member of the Group's directors, officers or employees (in each case, in their capacity as such) is a Sanctioned Person.

b.	No member of the Group is incorporated or resident in a country which is subject to comprehensive countrywide Sanctions.

c.
No member of the Group nor, to the best of its knowledge and belief, any of their directors, officers or employees (in each case, in their capacity as such) has engaged in any activity or conducts business which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any material respect in any applicable jurisdiction.

d.
The representations in paragraphs 18.14.1 to 18.14.3 above shall not be interpreted or applied in relation to any member of the Group incorporated in the Federal Republic of Germany to the extent that the obligations thereunder would violate or expose such member of the Group incorporated in the Federal Republic of Germany or any director, officer or employee thereof or any Finance Party to any liability under any anti-boycott or blocking law, regulation or statute applicable to it including without limitation EU Regulation (EC) 2271/96 or Section 4a of the Außenwirtschaftsverordnung (the German Foreign Trade Regulation).

18.15	Repetition
The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

19.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 19 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements
The Borrower shall supply to the Agent:

a.	as soon as the same become available, but in any event within 90 days after the end of each of its financial years, its annual audited consolidated financial statements for that financial year;

b.
as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited annual unconsolidated financial statements for that financial year, together with the unaudited annual unconsolidated financial statements for that financial year of each Material Subsidiary;

c.	as soon as the same become available, but in any event within 90 days after the end of each of its financial half-years, its half yearly consolidated financial statements; and

d.	as soon as the same become available, but in any event within 90 days after the end of each of its financial quarters, its quarterly consolidated financial statements.

19.2	Compliance Certificate

a.
The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to paragraphs 19.1.1 and 19.1.3 of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenant) as at the date as at which those financial statements were drawn up.

b.
Each Compliance Certificate shall be signed by the Chief Financial Officer of the Borrower or any duly authorised signatory or legal representative of the Borrower and, in the case of the annual audited consolidated financial statements delivered pursuant to paragraph 19.1.1 of Clause 19.1 (Financial statements), shall be reported on by the Borrower's auditors.

c.
The Borrower shall supply to the Agent a list of its Material Subsidiaries with each Compliance Certificate delivered with the annual audited consolidated financial statements delivered pursuant to paragraph 19.1.1 of Clause 19.1 (Financial statements).

d.	The Borrower shall, prior to 28 February of each year, provide to the Agent a provisional budget for the Group for that year.

19.3	Requirements as to financial statements

a.
Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by a duly authorised signatory or legal representative of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

b.
The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and its auditors deliver to the Agent:

i.
a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

ii.
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial Covenant) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Information: miscellaneous
The Borrower shall supply to the Agent:

a.
all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched (provided that the Borrower shall not be required to disclose any such information to the extent that such disclosure would breach any law or regulation applicable to it);

b.
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

c.
promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request, but only to the extent that such delivery would not constitute a breach by the Borrower of any applicable stock exchange rules if the Borrower does not wish to make such information public knowledge.

19.5	Notification of default

a.	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

b.
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its authorised signatories or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6	Use of websites

a.
The obligations of the Borrower to deliver the information referred to in paragraphs 19.1 (Financial statements), 19.4.1 and 19.4.2 above shall be deemed satisfied if the Borrower posts the relevant information to the Borrower's public website and, for paragraphs 19.1 (Financial statements) and 19.4.2, notifies the Agent that it has done so.

b.
Without prejudice to the provisions of paragraph 19.6.1, the Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the "Designated Website") if:

i.	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

ii.	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

iii.	the information is in a format previously agreed between the Borrower and the Agent.
If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

c.	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

d.	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

i.	the Designated Website cannot be accessed due to technical failure;

ii.	the password specifications for the Designated Website change;

iii.	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

iv.	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

v.	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Borrower notifies the Agent under paragraph 19.6.4(A) or paragraph 19.6.4(E) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

e.
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within 10 Business Days.

19.7	"Know your customer" checks

a.	If:

i.	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;

ii.	any change in the status of the Borrower after the Signing Date; or

iii.	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (C) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (C) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (C) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

b.
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.	FINANCIAL COVENANT

20.1	Financial definitions
"Adjusted Consolidated EBITDA" means income (loss) from operations before interest, taxes, depreciation and amortization, adjusted to eliminate the impact of share-based compensation expense, pension service costs and acquisition-related deferred price consideration, calculated using the same calculation methods, accounting principles and scope as those used for the Group's annual financial statements published in respect of the financial year ending in 2014.
"Borrowings" means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:
(a)    moneys borrowed and debit balances at banks or other financial institutions;

(b)
loans or credits granted by a shareholder or any corporate entity (in each case which is not a member of the group) which is neither a bank nor a financial institution, unless subordinated to the Facility;

(c)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(d)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(e)    any Finance Lease;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(h)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(i)
any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.
"Cash" means, at any time, cash as defined under IAS 7.
"Cash Equivalent Investments" means at any time all investments classified as so under IAS 7, and also including:

(a)	term deposits and time deposits of any maturity provided that the invested amount can be repayable within no more than 45 days after the relevant date of calculation;

(b)	certificates of deposit maturing within one year after the relevant date of calculation;

(c)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by any instrumentality or agency of any of them having an equivalent credit rating, maturing within 12 months after the relevant date of calculation, not convertible or exchangeable to any other security, and which has a credit rating of either A or higher by Standard & Poor's Rating Services or A or higher by Fitch Ratings Ltd or A2 or higher by Moody's Investors Services Limited;

(d)
any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) (inclusive) above and (iii) can be turned into cash on not more than 30 days' notice; and

(e)    any other debt security approved by all the Lenders.
"Consolidated Total Net Debt" means, at any time, the aggregate amount of all financial obligations of members of the Group for or in respect of Borrowings at that time but:
(a)    excluding any such obligations to any other member of the Group;
(b)    including, in the case of Finance Leases only, their capitalised value; and

(c)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time, and so that no amount shall be included or excluded more than once.
"Finance Lease" means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

"Leverage" means, in respect of any Relevant Period, the ratio of Consolidated Total Net Debt on the last day of that Relevant Period to Adjusted Consolidated EBITDA in respect of that Relevant Period.
"Revenue ex-Tac" means revenue excluding traffic acquisition costs (TAC).
"Relevant Period" means each period of twelve months ending on or about the last day of the financial year or financial half-year (as the case may be) of the Borrower.

20.2	Leverage
The Borrower shall ensure that Leverage in respect of any Relevant Period shall be lower than 2.5x.

20.3	Financial testing
Leverage shall be calculated in accordance with the Accounting Principles and tested semi-annually by reference to the Borrower's financial statements and Compliance Certificates delivered pursuant paragraphs 19.1.1 and 19.1.3 of Clause 19.1 (Financial statements) and Clause 19.2 (Compliance Certificate).

21.	GENERAL UNDERTAKINGS
The undertakings in this Clause 20.1 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations
The Borrower shall promptly:

a.	obtain, comply with and do all that is necessary to maintain in full force and effect; and

b.	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws
The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

21.3	Pari passu ranking
The Borrower shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

21.4	Negative pledge
In this Clause 21.4, "Quasi-Security" means an arrangement or transaction described in Clause 21.4.2 below.

a.	The Borrower shall not (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

b.	The Borrower shall not (and the Borrower shall ensure that no other member of the Group will):

i.	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;

ii.	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

iii.	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

iv.	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

c.	Paragraphs 21.4.1 and 21.4.2 above do not apply to any Permitted Security granted by any member of the Group.

21.5	Disposals

a.
The Borrower shall not (and the Borrower shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

b.	Clause 21.5.1 above does not apply to any Permitted Disposal carried out by any member of the Group.

21.6	Merger

a.	The Borrower shall not (and the Borrower shall ensure that no Material Subsidiary will) enter into any amalgamation, demerger, merger or corporate reconstruction.

b.	Paragraph 21.6.1 above does not apply to:

i.	any sale, lease, transfer or other disposal permitted pursuant to Clause 21.5 (Disposals).

ii.	in relation to the Borrower, any amalgamation or merger where the Borrower is the surviving entity or the beneficiary of the relevant contributions; or

iii.
in relation to any Material Subsidiary: (1) any amalgamation or merger with another member of the Group or any amalgamation or merger made for the purposes of effecting an acquisition (in which case, for the avoidance of doubt, if the Material Subsidiary is not the surviving entity, the surviving entity will be deemed to be a Material Subsidiary immediately after completion of the merger); and (2) any other amalgamation or merger where such Material Subsidiary is the surviving entity or the beneficiary of the relevant contributions, and provided that, in each case, (1) no Default or Event of Default will result from such transaction (but without prejudice to the provisions of Clause 22.13 (Clean-up period)), and (2) such transaction does not have or is not likely to have a Material Adverse Effect.

21.7	Change of business
The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group as a whole from that carried on at the Signing Date.

21.8	Sanctions, anti-money laundering and anti-corruption laws

a.	The Borrower shall (and it shall ensure that each other member of the Group will):

i.	not, directly or indirectly, use, lend, make payments of, or otherwise make available, all or any part of the proceeds of the Facility:

1.	in connection with any trade, business or other activities with or for the benefit of any Sanctioned Person; or

2.	in any other manner,
which, in each case, would result in a Finance Party being in breach of any Sanctions (either published or available to the Borrower), applicable to that Finance Party;

ii.	not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person, to discharge any obligation due to a Finance Party unless at the relevant time:

1.

a.	such activity or dealing would be legal for the Borrower or member of the Group to undertake under then-applicable Sanctions;

b.	such activity or dealing would be legal for any Lender to finance under then-applicable Sanctions; and

c.	such activity or dealing would not cause any Finance Party to breach then-applicable Sanctions; or

2.	such activity or dealing is otherwise a Sanctions Permitted Action; and

iii.
to the extent permitted by law and to the extent not prohibited by any confidentiality restrictions imposed by any Sanctions Authority, promptly upon becoming aware of them, provide to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

b.
The Borrower shall not (and it shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach any applicable anti-money laundering or anti-corruption laws.

c.	The Borrower shall (and it shall ensure that each other member of the Group will) conduct its businesses in compliance with applicable anti-corruption laws.

d.
The provisions of paragraphs 21.8.1 to 21.8.3 above shall not be interpreted or applied in relation to any member of the Group incorporated in the Federal Republic of Germany to the extent that the obligations thereunder would violate or expose such member of the Group incorporated in the Federal Republic of Germany or any director, officer or employee thereof or any Finance Party to any liability under any anti-boycott or blocking law, regulation or statute applicable to it including without limitation EU Regulation (EC) 2271/96 or Section 4a of the Außenwirtschaftsverordnung (the German Foreign Trade Regulation).

21.9	Financial Indebtedness

a.	Except as permitted under paragraph 21.9.2 below, the Borrower shall not (and it shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

b.	Paragraph 21.9.1 above does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.

21.10	No Guarantees or indemnities

a.
Except as permitted under paragraph 21.10.2 below, the Borrower shall not (and it shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

b.	Paragraph 21.10.1 above does not apply to a guarantee which is a Permitted Guarantee.

21.11	Distributions - share redemption
The Borrower shall not:

a.	declare, make or pay any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its share capital;

b.	repay or distribute any dividend or share premium reserve; or

c.	redeem, repurchase or repay any of its share capital or resolve to do so, if, at the time of the relevant distribution, redemption, repurchase or repayment Leverage exceeds (or would exceed, as a result thereof) a ratio of 2.0x, other than any redemption or repurchase of shares made:

i.
with a view to applying such shares in payment or in exchange for assets acquired by the Borrower in the context of an acquisition of shares or businesses (opération de croissance externe), merger (fusion), division (scission) or contribution (apport) provided that (i) the shares so redeemed or repurchased do not exceed, in aggregate five per cent. of the total share capital of the Borrower in accordance with article L.225-209-2 of the French Code de Commerce, and (ii) the contemplated acquisition of shares or businesses (opération de croissance externe), merger (fusion), division (scission) or contribution (apport) is not prohibited under this Agreement;

ii.
with a view to distribute such shares in connection with a share incentive scheme or stock option in accordance with paragraph (m) of the definition of "Permitted Disposal" and article L.225-209-2 of the French Code de Commerce or otherwise, provided that the shares so redeemed or repurchased and held by the Borrower do not exceed, in aggregate, 2.5 per cent. of the total share capital of the Borrower at any time.

21.12	Intellectual Property
The Borrower shall (and it shall procure that its Material Subsidiaries will) preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member.

21.13	Joint Ventures

a.
Except as permitted under paragraph 21.13.2 below, the Borrower shall not (and it shall ensure that no other member of the Group will) enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture.

b.	Paragraph 21.13.1 above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture if such transaction is a Permitted Joint Venture.

21.14	Acquisitions financed by the Facility
If the proceeds of a Loan are used to finance (in whole or in part) the acquisition of shares or a business by any member of the Group, the following conditions shall apply:

a.	the target is engaged in a business that is similar or complementary to that carried on by the Group;

b.	no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

c.
if the proceeds of the Facility are used to finance the acquisition of shares, the Borrower or the relevant member of the Group making the acquisition will hold at least 50.01 per cent. of the issued shares and voting rights of the acquired entity;

d.	the acquired entity is incorporated with limited liability or held through an entity with limited liability newly incorporated for the purpose of completing the proposed acquisition;

e.
if the amount of the Acquisition Drawdown used to finance such acquisition exceeds two thirds of the Total Commitments, copies of any third party legal, financial or tax due diligence reports, to the extent commissioned by the Group or delivered by the vendor for the purpose of the acquisition, shall be delivered to the Agent (subject to the Agent and the other Finance Parties signing any required release, confidentiality, hold harmless or other similar letters) for information only and without reliance; and

f.
if the amount of the Acquisition Drawdown used to finance such acquisition exceeds €75,000,000, the Borrower shall deliver to the Agent prior to the contemplated acquisition a certificate confirming the Leverage calculated on the last date of the financial quarter immediately preceding the relevant acquisition for which financial accounts of the Borrower have been published, re-calculated on a pro forma basis is less than or equal to: (i) until the date on which the annual audited consolidated financial statements of the Borrower for the financial year ending 31 December 2016 are published, 2.50x; and (ii) at any time thereafter, 2.25x.

22.	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 22 is an Event of Default (save for Clause 22.12 (Acceleration) and 22.13 (Clean-up period)).

22.1	Non-payment
The Borrower does not pay on the due date any amount payable pursuant to a Finance Document (except an amount the non-payment of which requires the Borrower to make a prepayment under Clause 8.10 (Mandatory prepayment and cancellation in relation to a single Lender)) at the place and in the currency in which it is expressed to be payable unless:

a.	its failure to pay is caused by:

i.	administrative or technical error; or

ii.	a Disruption Event; and

b.	payment is made within five Business Days of its due date.

22.2	Financial covenants
Any requirement of Clause 20 (Financial Covenant) is not satisfied.

22.3	Other obligations

a.	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants)).

b.	No Event of Default under Clause 22.3.1 above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of:

i.	the Agent giving notice to the Borrower; and

ii.	the Borrower becoming aware of the failure to comply.

22.4	Misrepresentation

a.
Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

b.
No Event of Default under paragraph 23.4.1 below will occur if the facts and circumstances causing the relevant misrepresentation are capable of remedy and are remedied within 15 Business Days of the earlier of:

i.	the Agent giving notice to the Borrower; and

ii.	the Borrower becoming aware of the misrepresentation.

22.5	Cross default

a.	Any Financial Indebtedness of the Borrower or any Material Subsidiary is not paid when due nor within any originally applicable grace period.

b.
Any Financial Indebtedness of the Borrower or any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

c.
Any commitment for any Financial Indebtedness of the Borrower or any Material Subsidiary is cancelled or suspended by a creditor of the Borrower or any Material Subsidiary as a result of an event of default (however described).

d.
Any creditor of the Borrower or any Material Subsidiary becomes entitled to declare any Financial Indebtedness of the Borrower or any Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

e.
No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 22.5.1 to 22.5.4 above is less than EUR 5,000,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency

a.	The Borrower or any of its Material Subsidiaries:

i.	is unable or admits inability to pay its debts as they fall due;

ii.	suspends making payments on any of its debts; or

iii.
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

b.	The Borrower or any of its Material Subsidiaries which conducts business in France is in a state of cessation des paiements, or becomes insolvent for the purpose of any insolvency law.

c.	A moratorium is declared in respect of any indebtedness of the Borrower or any Material Subsidiary.

22.7	Insolvency proceedings

a.	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

i.
the suspension of payments, a moratorium of any indebtedness, dissolution, the opening of proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée and sauvegarde financière accélérée), redressement judiciaire or liquidation judiciaire or reorganisation (in the context of a mandat ad hoc or of a conciliation or otherwise) of the Borrower or any Material Subsidiary other than a solvent liquidation or reorganisation of any Material Subsidiary which is not prohibited under this Agreement;

ii.	a composition, compromise, assignment or arrangement with any creditor of the Borrower or any Material Subsidiary;

iii.
the appointment of a liquidator (other than in respect of a solvent liquidation of any Material Subsidiary to the extent it is not prohibited under this Agreement), receiver, administrator, administrative receiver, provisional administrator, mandataire ad hoc, conciliateur or other similar officer in respect of the Borrower or any Material Subsidiary or any of their assets;

iv.	enforcement of any Security over any assets of the Borrower or any Material Subsidiary,

b.	The Borrower or any Material Subsidiary applies for mandat ad hoc or conciliation in accordance with articles L.611-3 to L.611-15 of the French Code de Commerce.

c.
A judgement opening proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée and sauvegarde financière accélérée), redressement judiciaire or liquidation judiciaire or ordering a cession totale ou partielle de l'entreprise is entered in relation to the Borrower or any Material Subsidiary under articles L.620-1 to L.670-8 of the French Code de Commerce.

d.	Any procedure, judgment or step is taken in any jurisdiction which has effects similar to those referred to in Clauses 22.7.1, 22.7.2 and 22.7.3 above.

e.
This Clause 22.7 shall not apply to any redressement judiciaire or liquidation judiciaire petition which is frivolous or vexatious and is discharged, stayed or dismissed within 45 days of commencement.

22.8	Creditors' process
Any of the enforcement proceedings provided for in the French Code des Procédures Civiles d'Exécution, or any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower or any Material Subsidiary having an aggregate value of EUR 5,000,000 and is not discharged within 45 days.

22.9	Unlawfulness
Except as provided in Clause 8.10 (Mandatory prepayment and cancellation in a relation to a single Lender), it is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

22.10	Audit qualification
The Borrower's auditors qualify the audited annual consolidated financial statements of the Borrower, where that qualification is in terms or as to issues which would reasonably be expected to be, whether individually or cumulatively, materially adverse to the interests of the Lenders under the Finance Documents.

22.11	Material adverse change
Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

22.12	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may without mise en demeure or any other judicial or extra judicial step, and shall if so directed by the Majority Lenders, by notice to the Borrower but subject to the mandatory provisions of articles L.620-1 to L.670-8 of the French Code de Commerce:

a.	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

b.
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable.

22.13	Clean-up period

a.	Notwithstanding any other provisions of any Finance Document:

i.
any Default or Event of Default relating to any shares or business acquired by the Borrower (a "Target Acquisition") existing on the date of completion of the relevant Target Acquisition (other than, for targets which become Material Subsidiaries, any Default arising under Clauses 22.6 (Insolvency) or 22.7 (Insolvency proceedings)); or

ii.	any Default arising under Clause 22.5 (Cross default) as a result of the relevant Target Acquisition, will be deemed not to be a Default or an Event of Default (as the case may be) if:

1.
it would have been (if it were not for this provision) a Default or an Event of Default (as the case may be) only by reason of circumstances relating exclusively to the company whose shares are acquired or its subsidiaries or the business acquired (or any obligation to procure or ensure in relation to the company whose shares are acquired or its subsidiaries or the business acquired);

2.	it is capable of remedy and reasonable steps are being taken to remedy it; and

3.	the circumstances giving rise to it have not been procured by or approved by the Borrower.

b.
If the relevant circumstances are continuing after the expiry of a cure period of 90 calendar days following the date of completion of the relevant Target Acquisition, there shall be a Default or Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

SECTION 8
CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

a.	Subject to this Clause 23, a Lender (the "Existing Lender") may:

i.	assign any of its rights; or

ii.	transfer any of its rights (including such as relate to that Lender's participation in each Loan) and obligations, to another bank or financial institution (the "New Lender").

b.	The consent of the Finance Parties is hereby given to a transfer by an Existing Lender to a New Lender.

23.2	Conditions of assignment or transfer

a.	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, provided that:

i.	in the case of an assignment, no consent is required if the assignment is:

1.	to another Lender or an Affiliate of a Lender; or

2.	made at a time when an Event of Default is continuing, and

ii.	the Borrower hereby consents to a transfer:

1.	to another Lender or an Affiliate of a Lender; or

2.	made at a time when an Event of Default is continuing.
Notwithstanding the above, no assignment, transfer, sub-participation or subcontracting in relation to a Utilisation and/or Commitment may be effected to a New Lender incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction without the prior consent of the Borrower, which shall not be unreasonably withheld or delayed.

b.
The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

c.	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

d.	A transfer or an assignment will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer or assignment) is complied with.

e.	If:

i.	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

ii.
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax Gross up and Indemnities) or Clause 14 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This Clause 23.2.5 shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

f.
Each New Lender, by executing the relevant Transfer Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of 2.500 EUR.

23.4	Limitation of responsibility of Existing Lenders

a.	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

i.	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

ii.	the financial condition of the Borrower;

iii.	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

iv.	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

b.	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

i.
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

ii.
will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

c.	Nothing in any Finance Document obliges an Existing Lender to:

i.	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

ii.	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

23.5	Procedure for Transfer or Assignment

a.
Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer of rights and obligations or an assignment of rights is effected in accordance with Clause 23.5.3 below when the Agent executes an otherwise duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to Clause 23.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

b.
The Agent shall only be obliged to execute a Transfer Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

c.	By virtue of the execution of a Transfer Agreement, subject to Clause 23.8 (Pro rata interest settlement), as from the Transfer Date:

i.
to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its rights and its obligations under the Finance Documents, the Existing Lender shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards the Borrower and the other Finance Parties under the Finance Documents;

ii.	the rights and/or obligations of the Existing Lender with respect to the Borrower shall be transferred to the New Lender, to the extent provided for in the Transfer Agreement;

iii.
the Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have had had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

iv.	the New Lender shall become a Party as a "Lender".

23.6	Copy of Transfer Agreement or Increase Confirmation to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Borrower a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

23.7	Security over Lenders' rights

a.
In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from the Borrower, at any time assign, charge, pledge or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

i.
any assignment, charge, pledge or other Security to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any assignment of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

ii.
in the case of any Lender which is a fund, any assignment, charge, pledge or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such assignment, charge, pledge or Security shall:

1.
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant assignment, charge, pledge or Security for the Lender as a party to any of the Finance Documents; or

2.
require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

b.
The limitations on assignments or transfers by a Lender set out in any Finance Document, in particular in Clause 23.1 (Assignments and transfers by the Lenders), Clause 23.2 (Conditions of assignment or transfer) and Clause 23.3 (Assignment or transfer fee), and the provisions set out in Clause 35 (Confidential Information) shall not apply to the creation of Security pursuant to paragraph 23.7.1 above.

c.
The limitations and provisions referred to in paragraph 23.7.2 above shall further not apply to any assignment or transfer of rights under the Finance Documents or of the securities issued by the special purpose vehicle, made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement of Security created pursuant to paragraph 23.7.1 above.

d.
Any Lender may disclose such Confidential Information as that Lender shall consider appropriate to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to (or through) whom it creates Security pursuant to paragraph 23.7.1 above, and any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) may disclose such Confidential Information to a third party to whom it assigns or transfers (or may potentially assign or transfer) rights under the Finance Documents or the securities issued by the special purpose vehicle in connection with the enforcement of such Security.

23.8	Pro rata interest settlement

a.
If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer or assignment pursuant to Clause 23.5 (Procedure for Transfer or Assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

i.
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

ii.	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

1.	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

2.
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

b.	In this Clause 23.8 references to "Interest Period" shall be construed to include a reference to any other period for accrual of fees.

24.	CHANGES TO THE BORROWER

24.1	Assignments and transfer by the Borrower
The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9
THE FINANCE PARTIES

25.	ROLE OF THE AGENT AND THE ARRANGERS AND THE REFERENCE BANKS AND COORDINATOR AND DOCUMENTATION AGENT

25.1	Appointment of the Agent

a.	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

b.
Each of the Arranger and the Lenders authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Instructions

a.	The Agent shall:

i.
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

1.	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

2.	in all other cases, the Majority Lenders; and

ii.	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph 25.2.1(A) above.

b.
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

c.
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

d.
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

e.	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

f.	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

25.3	Duties of the Agent

a.	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

b.	Subject to Clause 25.3.3 below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

c.	Without prejudice to Clause 23.6 (Copy of Transfer Agreement or Increase Confirmation to Borrower), Clause 25.3.1 above shall not apply to any Transfer Agreement or any Increase Confirmation.

d.	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

e.
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

f.
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

g.
The Agent shall provide to the Borrower within seven Business Days of a reasonable request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

h.	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

25.4	Role of the Arrangers and the Coordinator and Documentation Agent
Except as specifically provided in the Finance Documents:

a.	none of the Arrangers has obligations of any kind to any other Party under or in connection with any Finance Document; and

b.	the Coordinator and Documentation Agent has no obligation of any kind to any other Party under or in connection with any Finance Document.

25.5	No fiduciary duties

a.	Nothing in any Finance Document constitutes the Agent, the Arrangers or the Coordinator and Documentation Agent as a trustee or fiduciary of any other person.

b.	Neither the Agent nor the Arrangers or the Coordinator and Documentation Agent shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.6	Business with the Group
The Agent, the Arrangers and the Coordinator and Documentation Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.7	Rights and discretions

a.	The Agent may:

i.	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

ii.	assume that:

1.	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

2.	unless it has received notice of revocation, that those instructions have not been revoked; and

iii.	rely on a certificate from any person:

1.	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

2.	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

3.	as sufficient evidence that that is the case and, in the case of paragraph 25.7.1(C)(1) above, may assume the truth and accuracy of that certificate.

b.	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

i.	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment); and

ii.	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised.

c.	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

d.
Without prejudice to the generality of paragraph 25.7.3 above or paragraph 25.7.5 below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

e.
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

f.	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

g.	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

h.
Without prejudice to the generality of paragraph 25.7.7 above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower and shall, as soon as reasonably practicable, disclose the same upon the written request of the Borrower or the Majority Lenders.

i.
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

j.
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.8	Responsibility for documentation
Neither the Agent nor any of the Arrangers or the Coordinator and Documentation Agent is responsible or liable for:

a.
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, the Coordinator and Documentation Agent, the Borrower or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

b.
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

c.
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.9	No duty to monitor
The Agent shall not be bound to enquire:

a.	whether or not any Default has occurred;

b.	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

c.	whether any other event specified in any Finance Document has occurred.

25.10	Exclusion of liability

a.	Without limiting paragraph 25.10.3 below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

i.
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

ii.
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of gross negligence or wilful misconduct; or

iii.
without prejudice to the generality of paragraphs 25.10.1(A) and 25.10.1(B) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of:

1.	any act, event or circumstance not reasonably within its control; or

2.	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God, war, terrorism, insurrection or revolution; or strikes or industrial action.

b.
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

c.
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

d.	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out:

i.	any "know your customer" or other checks in relation to any person; or

ii.	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

e.
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, and business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

25.11	Lenders' indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

25.12	Resignation of the Agent

a.	The Agent may resign and appoint one of its Affiliates acting through an office in France as successor by giving notice to the Lenders and the Borrower.

b.
Alternatively the Agent may resign by giving 30 days' notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent, which shall not be incorporated or acting through an office situated in a Non-Cooperative Jurisdiction.

c.
The Borrower may, on no less than 30 days' prior notice to the Agent, replace the Agent by requiring the Lenders to appoint a replacement Agent if any amount payable under a Finance Document by the Borrower becomes not deductible from the Borrower's taxable income for French tax purposes by reason of that amount (i) being paid or accrued to an Agent incorporated or acting through an office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of that Agent in a financial institution situated in a Non-Cooperative Jurisdiction. In this case, the Agent shall resign and a replacement Agent shall be appointed by the Majority Lenders (after consultation with the Borrower) within 30 days after notice of replacement was given.

d.
If the Majority Lenders have not appointed a successor Agent in accordance with Clause 25.12.2 above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in France).

e.
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph 25.12.4 above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 25 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

f.
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

g.	The Agent's resignation notice shall only take effect upon the appointment of a successor.

h.
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph 25.12.6 above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

i.
After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with Clause 25.12.2 above. In this event, the Agent shall resign in accordance with Clause 25.12.2 above.

j.
The Agent shall resign in accordance with paragraph 25.12.2 above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph 25.12.4 above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

i.
the Agent fails to respond to a request under Clause 13.8 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

ii.
the information supplied by the Agent pursuant to Clause 13.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

iii.	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

25.13	Replacement of the Agent

a.
After consultation with the Borrower, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time if the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent, which shall not be incorporated or acting through an office situated in a Non-Cooperative Jurisdiction.

b.
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

c.
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 25.13.2 above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

d.	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.14	Confidentiality

a.
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

b.	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.15	Relationship with the Lenders

a.
Subject to Clause 23.8 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

i.	entitled to or liable for any payment due under any Finance Document on that day; and

ii.	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

b.
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and Clause 30.6.1(B) of Clause 30.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.16	Credit appraisal by the Lenders
Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

a.	the financial condition, status and nature of each member of the Group;

b.
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

c.
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

d.
the adequacy, accuracy or completeness of the Transaction Information and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.17	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.18	Role of Reference Banks

a.	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

b.
No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

c.
No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 25.18.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

26.1	No provision of this Agreement will:

a.	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

b.	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

c.	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
Any Lender is entitled to exercise any of its rights and discretion under the Finance Documents through any agent (including any entity appointed to act as servicer on its behalf).

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from the Borrower other than in accordance with Clause 28 (Payment Mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

a.	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

b.
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

c.
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).

27.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 28.6 (Partial payments) towards the obligations of the Borrower to the Sharing Finance Parties.

27.3	Recovering Finance Party's rights
On a distribution by the Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Borrower, as between the Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

27.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

a.
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

b.	as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.

27.5	Exceptions

a.	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

b.
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

i.	it notified that other Finance Party of the legal or arbitration proceedings; and

ii.
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10
ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

a.
On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

b.
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent), other than a Non-Cooperative Jurisdiction, and with such bank as the Agent, in each case specifies.

28.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to the Borrower) and Clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London as specified by that Party), other than a Non-Cooperative Jurisdiction.

28.3	Distributions to the Borrower
The Agent may (with the consent of the Borrower or in accordance with Clause 29 (Set-Off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

a.
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

b.
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Impaired Agent

a.
If, at any time, the Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 28.1 (Payments to the Agent) may instead pay that amount direct to the required recipient(s).

b.	A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents.

28.6	Partial payments

a.
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

i.	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;

ii.	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

iii.	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

iv.	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

b.	The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clause 28.6.1(B) to 28.6.1(D) above.

c.	Clauses 28.6.1 and 28.6.2 above will override any appropriation made by the Borrower.

28.7	No set-off by the Borrower
All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.8	Business Days

a.
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

b.	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.9	Currency of account

a.	Subject to Clauses 28.9.2 and 28.9.5 below, the Base Currency is the currency of account and payment for any sum due from the Borrower under any Finance Document.

b.	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

c.	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

d.	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

e.	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.10	Change of currency

a.	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

i.
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

ii.
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

b.
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

28.11	Disruption to Payment Systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

a.
the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

b.
the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in Clause 28.11.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

c.
the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 28.11.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

d.
any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

e.
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.11; and

f.	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 28.11.4 above.

28.12	Exclusion of current accounts
The operations resulting from this Agreement are excluded from any current accounts which the Borrower has or may have in the books of a Finance Party. The accounts held by a Finance Party in order to record all the operations performed pursuant to the Facility Agreement will only be accounting instruments and shall not create any of the legal effects relative to current accounts (comptes courants).

29.	SET-OFF
A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

a.	in the case of the Borrower, that identified with its name below;

b.	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

c.	in the case of the Agent, that identified with its name below, or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

30.3	Delivery

a.	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

i.	if by way of fax, when received in legible form; or

ii.	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

b.
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

c.	Save as otherwise expressly provided for in this Agreement, all notices from or to the Borrower shall be sent through the Agent.

d.
Any communication or document which becomes effective, in accordance with paragraphs 30.3.1 above, after 5.00 p. m. in the place of receipt shall be deemed only to become effective on the following day.

30.4	Notification of address and fax number
Promptly upon changing its address or fax number, the Agent shall notify the other Parties.

30.5	Communication when Agent is Impaired Agent
If the Agent is an Impaired Agent, the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

30.6	Electronic communication

a.
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

i.	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

ii.	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

b.
Any such electronic communication as specified in paragraph 30.6.1 above to be made between the Borrower and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

c.
Any electronic communication as specified in paragraph 30.6.1 above made between those two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

d.
Any electronic communication which becomes effective, in accordance with paragraph 30.6.3 above, after 5.00 p. m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

e.	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 30.6.

30.7	English language

a.	Any notice given under or in connection with any Finance Document must be in English.

b.	All other documents provided under or in connection with any Finance Document must be:

i.	in English; or

ii.
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

a.
Subject to Clause 34.2 (All Lender matters) and Clause 34.7 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

b.	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

34.2	All Lender matters
Subject to Clause 34.6 (Replacement of Screen Rate) an, amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

a.	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

b.	an extension to the date of payment of any amount under the Finance Documents;

c.	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

d.	an increase in any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

e.	a change to the Borrower;

f.	any provision which expressly requires the consent of all the Lenders; or

g.
Clause 2.3 (Finance Parties' rights and obligations), Clause 8.12 (Application of prepayments), Clause 23 (Changes to the Lenders), Clause 27 (Sharing among the Finance Parties), this Clause 34, Clause 37 (Governing Law) or Clause 38 (Jurisdiction),

shall not be made without the prior consent of all the Lenders.

34.3	Excluded commitments
If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 15 Business Days of the request being made (unless the Borrower and the Agent agree to a longer time period in relation to any request):

a.
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

b.	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

34.4	Disenfranchisement of Defaulting Lenders

a.	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

i.	the Majority Lenders; or

ii.	whether:

1.	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or

2.	the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment of or in relation to any term of any Finance Document or of any other vote of Lenders under the Finance Documents, that Defaulting Lender's Commitments under the Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs 34.4.1(A) and 34.4.1(B) above.

b.	For the purposes of this Clause 34.4, the Agent may assume that the following Lenders are Defaulting Lenders:

i.	any Lender which has notified the Agent that it has become a Defaulting Lender;

ii.	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a) or (b) of the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.5	Replacement of a Defaulting Lender

a.	The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days' prior written notice to the Agent and such Lender:

i.
replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

ii.
require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

iii.
require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or other bank or financial institution (a "Replacement Lender") selected by the Borrower, and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

1.
in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.8 (Pro rata interest settlement), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

2.	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrower and which does not exceed the amount described in Clause 34.5.1(1) above.

b.	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 34 shall be subject to the following conditions:

i.	the Borrower shall have no right to replace the Agent;

ii.	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

iii.	the transfer must take place no later than five Business Days after the notice referred to in Clause 34.5.1 above;

iv.	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

v.
the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 34.5.1 above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

c.
The Defaulting Lender shall perform the checks described in Clause 34.5.2(E) above as soon as reasonably practicable following delivery of a notice referred to in Clause 34.5.1 above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

34.6	Replacement of Screen Rate

a.
Subject to Clause 34.7 (Other exceptions), if any Screen Rate is not available for a currency which can be selected for a Loan, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Borrower.

b.
If any Lender fails to respond to a request for an amendment or waiver described in paragraph 34.6.1 above within five Business Days (unless the Borrower and the Agent agree to a longer time period in relation to any request) of that request being made:

i.
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

ii.	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

34.7	Other exceptions
An amendment or waiver which relates to the rights or obligations of the Agent or any of the Arrangers or a Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, the Arrangers or that Reference Bank, as the case may be.

35.	CONFIDENTIAL INFORMATION

35.1	Confidentiality
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and Clause 35.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information
Any Finance Party may, subject (where applicable) to the provisions of article L.511-33 of the French Code monétaire et financier, disclose:

a.
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 35.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

b.	to any person:

i.
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

ii.
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

iii.
appointed by any Finance Party or by a person to whom paragraph (A) or (B) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 25.15.2 of Clause 25.15 (Relationship with the Lenders));

iv.	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (A) or (B) above;

v.
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

vi.	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

vii.	to whom or for whose benefit that Finance Party assigns, charges, pledges or otherwise creates Security (or may do so) pursuant to Clause 23.7 (Security over Lenders' rights);

viii.	who is a Party; or

ix.	with the consent of the Borrower;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

1.
in relation to paragraphs (A), (B) and (C) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

2.
in relation to paragraph (D) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

3.
in relation to paragraphs 35.2.2(E), 35.2.2(F) and 35.2.2(G)above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

c.
to any person appointed by that Finance Party or by a person to whom Clause 35.2.2(A) or Clause 35.2.2(B) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 35.2.3 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

d.
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

35.3	Disclosure to numbering service providers

a.
Any Finance Party may, subject (where applicable) to the provisions of article L.511-33 of the French Code monétaire et financier, disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Borrower the following information:

i.	name of Borrower;

ii.	country of domicile of the Borrower;

iii.	place of incorporation of the Borrower;

iv.	Signing Date;

v.	Clause 37 (Governing Law);

vi.	the names of the Agent and the Arrangers;

vii.	date of each amendment to and restatement of this Agreement;

viii.	amount of, and name of, the Facility;

ix.	amount of Total Commitments;

x.	currencies of the Facility;

xi.	type of the Facility;

xii.	ranking of the Facility;

xiii.	Termination Date for the Facility;

xiv.	changes to any of the information previously supplied pursuant to paragraphs (A) to (M) above; and

xv.	such other information agreed between such Finance Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

b.
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

c.	The Borrower represents that none of the information set out in paragraphs (A) to (O)) of Clause 35.3.1 above is, nor will at any time be, unpublished price-sensitive information.

d.
Subject to Clause 35.5, a Finance Party may only appoint a numbering service provider from the list of providers set out in Schedule 9 (List of Approved Numbering Service Providers) or any successors in title or transferee of the numbering service provision business of such a person (each, an "Approved Numbering Service Provider").

e.
If a Finance Party wishes to appoint any numbering service provider which is not an Approved Numbering Service Provider, it shall notify the Agent of such wish and the Agent shall then notify the Borrower thereof.

f.
The consent of the Borrower is required to the appointment of any numbering service provider which is not an Approved Numbering Service Provider, but the Borrower hereby agrees in principle to consent to such appointment so notified to it and undertakes not to unreasonably withhold or delay its consent following notification.

35.4	Entire agreement
Subject to the provisions of article L.511-33 of the French Code monétaire et financier, this Clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.5	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.6	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

a.
of the circumstances of any disclosure of Confidential Information made pursuant to Clause 35.2.2(E) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

b.	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.

35.7	Continuing obligations
The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

a.	the date on which all amounts payable by the Borrower under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

b.	the date on which such Finance Party otherwise ceases to be a Finance Party.

36.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

1.1	Confidentiality and disclosure

1.
The Agent and the Borrower agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs 36.1.2, 36.1.3 and 36.1.4 below.

2.	The Agent may, subject (where applicable) to the provisions of article L. 511-33 of the French Code monétaire et financier, disclose:

(A)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 9.5 (Notification of rates of interest); and

(B)
any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

3.
The Agent may, subject (where applicable) to the provisions of article L. 511-33 of the French Code monétaire et financier, disclose any Funding Rate or any Reference Bank Quotation, and the Borrower may disclose any Funding Rate, to:

(A)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (A) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(B)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or Borrower, as the case may be, it is not practicable to do so in the circumstances;

(C)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the Borrower, as the case may be, it is not practicable to do so in the circumstances; and

(D)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

4.
The Agent's obligations in this Clause 36 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 9.5 (Notification of rates of interest) provided that (other than pursuant to paragraph 36.1.2(A) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

1.2	Related obligations

1.
The Agent and the Borrower acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and the Borrower undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

2.	The Agent and the Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(A)
of the circumstances of any disclosure made pursuant to paragraph 36.1.3(B) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(B)	upon becoming aware that any information has been disclosed in breach of this Clause 36.

1.3	No Event of Default
No Event of Default will occur under Clause 22.3 (Other obligations) by reason only of the Borrower’s failure to comply with this Clause 36.

SECTION 11
GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by French law.

38.	JURISDICTION
The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out or in connection with this Agreement).
This Agreement has been entered into on the date stated at the beginning of this Agreement in fourteen (14) original copies.

SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lenders	Commitment
BNP Paribas (662 042 449 RCS Paris)	EUR 50,000,000
Crédit Lyonnais (LCL) (954 509 741 RCS Lyon)	EUR 50,000,000
HSBC France (775 670 284 RCS Paris)	EUR 50,000,000
NATIXIS (542 044 524 RCS Paris)	EUR 40,000,000
Société Générale (552 120 222 RCS Paris)	EUR 50,000,000
Caisse d'Epargne d'Auvergne et Limousin (382 742 013 RCS Clermont Ferrand)	EUR 10,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

1.	THE BORROWER

a.	A copy, certified as being a true copy, of the updated constitutional documents (statuts) of the Borrower.

b.	An original of a K-bis extract of the Borrower dated less than 15 days prior to the Signing Date.

c.	An original of a non-bankruptcy certificate (certificat de non faillite) of the Borrower dated less than 15 days prior to the Signing Date.

d.	A copy, certified as being a true copy, of the minutes of the board of directors (conseil d'administration) of the Borrower approving the execution, delivery and performance of the Finance Documents.

e.	Evidence that the person(s) who has(ve) signed the Finance Documents on behalf of the Borrower was duly authorised so to sign.

f.	A specimen of the signature of each person referred to in paragraph 1.5 above and of each person authorised by the resolution referred to in paragraph 1.4 above.

g.	A certificate of an authorised signatory of the Borrower confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on the Borrower to be exceeded.

h.
A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the Signing Date.

2.	FINANCE DOCUMENTS

a.	An original of the Fee Letters signed by all parties thereto.

b.	An original of the TEG Letter countersigned by the Borrower.

3.	LEGAL OPINIONS

a.
A legal opinion of Herbert Smith Freehills Paris LLP, legal advisers to the Arrangers and the Agent in France, in relation to the validity and enforceability of this Agreement, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

b.
A legal opinion of Linklaters Paris LLP, legal advisers to the Borrower in France, in relation to the existence, capacity and authorisations of the Borrower to sign this Agreement, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	OTHER DOCUMENTS AND EVIDENCE

a.
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

b.	The Original Financial Statements.

c.	A list of the Material Subsidiaries as at the Signing Date.

d.	All documents reasonably required by the Finance Parties to comply with their "know your customers" checks and anti-money laundering requirements with respect to the Borrower.

e.	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 12 (Fees) and Clause 17 (Costs and Expenses) have been paid or will be paid on the Signing Date.

SCHEDULE 3

UTILISATION REQUEST
From:    Criteo S.A.

To:    LCL - Crédit Lyonnais
A l'attention de Joëlle PRUDHOMME / Nathalie COATANLEM
Par fax au 02.37.32.74.53
copie : guillaume.fuhr@lcl.fr

Dated:    [__]

Dear Sirs,
CRITEO S.A. - [__] Facility Agreement dated [__] (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[__] (or, if that is not a Business Day, the next Business Day)
Acquisition Drawdown:         [Yes/No]
Currency of Loan:        [Euro/Dollar]
Amount:                [__] or, if less, the Available Facility
Interest Period:            [__]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.
[This Loan is to be made in [whole] / [part] for the purpose of refinancing [identify maturing Loan]. The proceeds of this Loan should be credited to [account]. / [The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for
Criteo S.A.

SCHEDULE 4

FORM OF TRANSFER AGREEMENT

This Transfer Agreement is made on [__]
BETWEEN:

(1)	[__] (the "Existing Lender")
AND

(2)	[__] (the "New Lender")
WHEREAS:

(A)
The Existing Lender has entered into a multicurrency revolving loan facility in an aggregate amount equal to two hundred fifty millions euros (EUR250,000,000) under a facility agreement dated [__] 2015, between Criteo S.A., the financial institutions listed in Schedule 1 thereto BNP Paribas, Crédit Lyonnais (LCL), HSBC France, Natixis and Société Générale Corporate & Investment Banking acting as Arrangers, and Crédit Lyonnais (LCL) acting as Agent of the Lenders (the "Facility Agreement").

(B)
The Existing Lender wishes to [transfer/assign] and the New Lender wishes to acquire [all] [the part specified in Schedule 1 to this Transfer Agreement] of the Existing Lender's Commitment, rights [and obligations] referred to in Schedule 1 to this Transfer Agreement.

(C)	Terms defined in the Facility Agreement have the same meaning when used in this Transfer Agreement.
IT IS AGREED AS FOLLOWS:

1.
The Existing Lender and the New Lender agree to the [transfer/assignment] (cession) of [all] [the part specified in Schedule 1 to this Transfer Agreement] of the Existing Lender's Commitment, rights [and obligations] referred to in Schedule 1 to this Transfer Agreement in accordance with Clause 23.5 (Procedure for Transfer or Assignment) of the Facility Agreement.[1]

2.	The proposed Transfer Date is [__].

3.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in Schedule 2 to this Transfer Agreement.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in Clause 23.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

5.	The New Lender confirms, for the benefit of the Agent and without liability to the Borrower, that it is:
(a)    a Qualifying Lender other than a Treaty Lender;
(b)    a Treaty Lender;
(c)    not a Qualifying Lender.2
and that it is [not]3 incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.
___________________
1 The New Lender may, in the case of a transfer of rights by the Existing Lender under this Transfer Agreement, if it considers it necessary to make the transfer effective as against third parties, arrange for it to be notified by way of signification to the Borrower in accordance with article 1690 of the French Code Civil.
2 Delete as applicable. Each New Lender is required to confirm which of these three categories it falls within.
3 Delete as applicable. Each New Lender is required to confirm whether it falls within one of these categories or not.

6.
The New Lender confirms to the other Finance Parties represented by the Agent that it has become entitled to the same rights and that it will assume the same obligations to those Parties as it would have been under if it was an Original Lender.

7.
This Transfer Agreement and any non-contractual obligations arising out of or in connection with it are governed by French law. The Tribunal de Commerce de Paris shall have jurisdiction in relation to any dispute concerning it.

8.	This Transfer Agreement has been entered into on the date stated at the beginning of this Transfer Agreement.

Schedule 1

Commitment/rights [and obligations] to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Agreement is accepted by the Agent and the Transfer Date is confirmed as [__].
[Agent]
By:

SCHEDULE 5

FORM OF INCREASE CONFIRMATION

To:    [__] as Agent and Criteo S.A. as Borrower

From:    [the Increase Lender] (the "Increase Lender")

Dated:

Criteo S.A. - EUR250,000,000 Multicurrency Revolving Facility Agreement
dated [__] 2015 (the "Agreement")

1.
We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase).

3.
The Increase Lender agrees to assume (souscrire) and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the "Increase Date") is [__].

5.	[On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.]

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in Clause 2.2 (Increase).

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to the Borrower, that it is:
(a)    [a Qualifying Lender (other than a Treaty Lender);]
(b)    [a Treaty Lender;]
(c)    [not a Qualifying Lender].4
and that it is [not]5

9.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by French law.

10.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

___________________
4 Delete as applicable - each Increase Lender is required to confirm which of these three categories it falls within.
5 Delete as applicable. Each New Lender is required to confirm whether it falls within one of these categories or not. incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction.

THE SCHEDULE
Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]
[Increase Lender]
By:
This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [__].

Agent                        By:

NOTE:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:    [__] as Agent

From:    [Borrower]

Dated:    [__]

Dear Sirs

Criteo S.A. - [__] Facility Agreement
dated [__] (the "Agreement")

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that the Leverage ratio is: [__]. Detailed calculations are attached.

3.	[We confirm that no Event of Default is continuing.][6]

Signed: _______________
[Chief Financial Officer/Authorised Signatory of Borrower]

[Insert applicable auditor's certification language]7

…................……….
[for and on behalf of
[name of auditors of the Borrower]8

___________________
6 If this statement cannot be made, the certificate should identify any Event of Default that is continuing and the steps, if any, being taken to remedy it.
7 Alternatively, the auditors will provide a cover letter annexing the compliance certificate (rather than sign the compliance certificate itself).
8 Only applicable if the Compliance Certificate accompanies the annual audited financial statements and is to be signed by the auditors.

SCHEDULE 7

FORM OF CONFIDENTIALITY UNDERTAKING

[on Agent's letterhead]

CONFIDENTIALITY UNDERTAKING
From :    [name of Agent]
[address]

To :    [name of potential participant]
[address]
France
(the "Participant")

Date     [__]

Dear Sirs
We refer to the facility agreement dated [__] (the "Facility Agreement") between (i) the Borrower, (ii) the Lenders and (iii) [name of Agent], as Agent, pursuant to which the Lenders have agreed to make available to the Borrower a multicurrency revolving credit facility available by way of advances in a maximum principal amount of EUR [250,000,000] (the "Facility").
Terms and expressions beginning with a capital letter and not expressly defined in this letter shall have the meaning given to them in the Facility Agreement.
We understand that you are considering participating in the Facility. In respect of the Participation and in consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	DEFINITIONS
In this letter (including the acknowledgement set out below) terms defined in this letter shall, unless the context otherwise requires, have the same meaning and:
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Confidential Information" means all information relating to the Borrower, the Group, the Finance Documents or the Facility of which a Lender becomes aware in its capacity as, or for the purpose of becoming, a Lender or which is received by a Lender in relation to, or for the purpose of becoming a Lender under, the Finance Documents or the Facility from either:
(a)    any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach of this letter of confidentiality undertaking; or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)
is known by you before the date the information is disclosed to you in accordance with paragraphs (i) or (ii) above or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as that you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Finance Document" means the documents designated as such in the Facility Agreement.
"Group" means the Borrower, its Subsidiaries and any Affiliate.
"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
"Participation" means (i) the assignment or transfer of all or any of rights and/or obligations of a Lender under one or more Finance Documents; (ii) the entering into, whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower or (iii) the investment in or otherwise financing, directly or indirectly, any transaction referred to in paragraph (i) or (ii) above.
"Participant Group" means the Participant, its Subsidiaries and any Affiliate.
"Permitted Purpose" means access to Confidential Information in order to consider and evaluate whether to participate in the Facility.
["Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.]
["Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.]
"Subsidiary" means in relation to any company, another company which is controlled by it within the meaning of article L.233-3 of the French Code de Commerce.

2.	CONFIDENTIALITY
You undertake:

a.
to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 3 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

b.	to use the Confidential Information only for the Permitted Purpose; and

c.
to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraphs 3.2 and 3.3 below) acknowledges and complies with the provisions of this letter as if that person were also a party to it.

3.	PERMITTED DISCLOSURE
We agree that you may disclose such Confidential Information:

a.
to members of the Participant Group and their officers, directors, employees, professional advisers and auditors, to the extent necessary for the Permitted Purpose, if any person to whom the Confidential Information is to be given pursuant to this paragraph 3.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

b.
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

c.	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; and

d.	with the prior written consent of us and the Borrower.

4.	NOTIFICATION OF DISCLOSURE
You agree (to the extent permitted by law and regulation) to inform us:

a.
of the circumstances of any disclosure of Confidential Information made pursuant to paragraphs 3.2 and 3.3 except where such disclosure is made to any of the persons referred to in those paragraphs during the ordinary course of its supervisory or regulatory function; and

b.	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

5.	RETURN OF COPIES
If we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraphs 3.2 and 3.3 above.

6.	DURATION

a.	The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us.

b.	Notwithstanding the previous sentence, these obligations shall cease on the earlier of:

i.	the date on which you become a party to the Facility Agreement or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facility; or

ii.	the date falling [twelve] months after the date of your final receipt (in whatever manner) of any Confidential Information.

7.	NO REPRESENTATION AND CONSEQUENCES OF BREACH
You acknowledge and agree that neither we nor any members of the Group nor any of our officers, employees or advisers:

a.
make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based;

b.	shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group; and

c.	be otherwise liable to you or any other person in respect of the Confidential Information or any such information.

8.	ENTIRE AGREEMENT, NO WAIVER, AMENDMENTS

a.
Subject to the provisions of article L.511-33 of the French Code monétaire et financier, this letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information;

b.
No failure to exercise, nor any delay in exercising any right or remedy under this letter will operate as a waiver of any such right or remedy. No single or partial exercise of any right or remedy will prevent any further or other exercise; and

c.	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

9.	INSIDE INFORMATION
You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

10.	NATURE OF UNDERTAKINGS
The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

11.	GOVERNING LAW AND JURISDICTION
This letter and the agreement constituted by your acknowledgement of its terms are governed by French law. The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this letter.
Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully
The Agent
For and on behalf of [the relevant Lender]
______________________

We acknowledge and agree to the above:
The Potential Participant
______________________
By:
Title:
Date : [__]

SCHEDULE 8

TIMETABLES

	Loans in euro	Loans in dollar	Other Currencies
Agent notifies the Borrower if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	N/A	N/A	U-4 5.00 p.m.
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-3 10.00 a.m.	U-3 10.00 a.m.	U-3 10.00 a.m.
Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders' participation)	N/A	U-3 2 p.m.	U-3 2 p.m.
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)	U-3 Promptly	U-3 Promptly	U-3 Promptly
Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	N/A	Quotation Day 10.00 a.m.	Quotation Day 10.00 a.m.
Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	N/A	Quotation Day 12.00 a.m.	Quotation Day 12.00 a.m.
EURIBOR or LIBOR is fixed	Quotation Day 11:00 am (Brussels time) in respect of EURIBOR and 11:00 am London time in respect of LIBOR	Quotation Day 11:00 am (London time)
Reference Bank Rate calculated by reference to available quotations in accordance with Clause 11.2 (Calculation of Reference Bank Rate)	Noon (Brussels time) in respect of EURIBOR and noon (London time) on the Quotation Day in respect of LIBOR	Noon (London time) on the Quotation Day	Noon (London time) on the Quotation Day

"U" being the number of Business Days before the Utilisation Date.

SCHEDULE 9

LIST OF APPROVED NUMBERING SERVICE PROVIDERS

-    EUROCLEAR
-    The Depository Trust & Clearing Corporation (DTCC)
-    Markit

SCHEDULE 10

EXISTING FINANCIAL INDEBTEDNESS

All Financial Indebtedness existing on the Signing Date including:

As of August 31, 2015	Outstanding nominal amounts (in thousand euros)
CEPAL loan Maturity : September 5, 2015	€ 72
CEPAL loan Maturity : November 5, 2015	€ 95
LCL loan Maturity :June 7, 2016	€ 2,278
LCL loan Maturity :December 28, 2015	€ 287
BPI loan Maturity : May 31, 2021	€ 3,000
BPI Revolving Credit Facility Maturity : May 31, 2021	€ 50
BPI loan Maturity : September 30, 2018	€ 569
BQ Populaire loan Maturity : February 14, 2017	€ 12
HSBC China Revolving Credit Facility	€ 4 191 equivalent of RMB 35,000k
Finance lease	€ 125
TOTAL Existing Financial Indebtedness	€ 10,678

SIGNATURE PAGES

THE BORROWER:

___________________________
CRITEO S.A.
By: Benoît FOUILLAND
Title: directeur financier et directeur général délégué

THE ARRANGERS:

___________________________
BNP PARIBAS
By: Philippe BEAUCHESNE / Ali EL AMARI
Title: Authorised signatory

___________________________
CRÉDIT LYONNAIS (LCL)
By: Jean-Philippe PELTIER
Title: Authorised signatory

___________________________
HSBC FRANCE
By: Xavier BRUNAUD /
Title: Authorised signatory

___________________________
NATIXIS
By: Jean Philippe NANI / Sophie JUSSELIN
Title: Authorised signatory

___________________________
SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING
By: Benoite ARMAND-PIEYRE
Title: Authorised signatory

THE COORDINATOR AND DOCUMENTATION AGENT:

___________________________
NATIXIS
By: Jean Philippe NANI / Sophie JUSSELIN
Title: Authorised signatory

THE AGENT:

___________________________
CRÉDIT LYONNAIS (LCL)
By: Jean-Philippe PELTIER
Title: Authorised signatory

THE ORIGINAL LENDERS:

___________________________
BNP PARIBAS
By: Philippe BEAUCHESNE / Ali EL AMARI
Title: Authorised signatory

___________________________
CRÉDIT LYONNAIS (LCL)
By: Jean-Philippe PELTIER
Title: Authorised signatory

___________________________
HSBC FRANCE
By: Xavier BRUNAUD /
Title: Authorised signatory

___________________________
NATIXIS
By: Jean Philippe NANI / Sophie JUSSELIN
Title: Authorised signatory

___________________________
SOCIÉTÉ GÉNÉRALE
By: Benoite ARMAND-PIEYRE
Title: Authorised signatory

___________________________
CAISSE D'EPARGNE D'AUVERGNE ET LIMOUSIN
By: Stéphane COURAGEOT
Title: Authorised signatory

En accord avec les parties, les présentes ont été reliées par le procédé ASSEMBLACT R.C. empêchant toute substitution ou addition et sont seulement signées en dernière page.